EXHIBIT 10.16

Loan Agreement

dated as of August 2, 2004

between WTC-Trade Mart, L.P., as Borrower and

Bank of America, N.A., as Lender

LOAN AGREEMENT

Dated as of August 2, 2004

Between

WTC-TRADE MART, L.P., a Delaware limited partnership,

as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

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-ii-

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EXHIBIT A	Annual Budget
EXHIBIT B	Organizational Structure
EXHIBIT C	Tenant Direction Letter
EXHIBIT D	Intentionally Deleted
EXHIBIT E	Form of Master Lease Subordination Agreement
EXHIBIT F	Intentionally Deleted
EXHIBIT G	Market Hall Parcel
EXHIBIT H	Garage Parcel
SCHEDULE I	Required Repairs
SCHEDULE II	Replacements
SCHEDULE III	List of Acceptable Accounting Firms
SCHEDULE IV	List of Ground Leases
SCHEDULE V	Cash Trap and Ratio Ranges
SCHEDULE VI	Disclosure Schedule
SCHEDULE VII	Description of Land Parcels

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of August 2, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and WTC-TRADE MART, L.P., a Delaware limited partnership, having an address at 2100 Stemmons Freeway, 5th Floor, Dallas, Texas 75207 (together with its successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.01 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accountant” shall mean any one (1) of the independent accounting firms listed on Schedule III attached hereto and made a part hereof, or any other independent certified public accountant acceptable to Lender.

“Acquired Property” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Act” shall have the meaning set forth in Section 6.01(c) hereof.

“Additional Replacement” shall have the meaning set forth in Section 9.05(g) hereof.

“Additional Required Repair” shall have the meaning set forth in Section 9.05(f) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower.

“Affiliated Manager” shall have the meaning set forth in Section 7.01 hereof.

“Alteration Threshold” means $1,000,000.00.

“Annex” shall have the meaning set forth in Section 4.40 hereof.

“Annual Budget” shall mean the operating budget, presented on a monthly basis consistent with the annual operating statements described in Section 5.11 of this Agreement for the Property, including all planned capital expenditures, for the Property approved by Lender in accordance with Section 5.11(a)(iv) hereof for the applicable fiscal year or other period.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property, less any and all expenses incurred in connection with any demands, claims, causes of actions, and/or negotiations relating to such Award.

“Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which the Note is payable (excluding Saturdays and Sundays).

“Borrower Account” shall mean account # 3752256125 entitled “WTC – Trade Mart, LP - Operating” maintained by Borrower at Bank of America 901 Main Street, Dallas Texas, which account shall be under the exclusive domain and control of Borrower.

“Borrower’s Related Parties” shall have the meaning set forth in Section 15.01(e) hereof.

“Cash Management Account” shall have the meaning set forth in Section 10.01(a) hereof.

“Cash Management Period” shall mean the period commencing on the date upon which the Debt Service Coverage Ratio for the Property, as reasonably determined by Lender, for the immediately preceding twelve (12) month period is equal to or less than 1.15 to 1.00, and ending on the date the Debt Service Coverage Ratio for the Property, as reasonably determined by Lender, exceeds 1.15 to 1.00 for two (2) consecutive fiscal quarters.

“Casualty” shall have the meaning set forth in Section 8.02 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“CNL” shall have the meaning set forth in Section 7.03 hereof.

“Control” (and the correlative terms “Controlled by” and “Controlling”) shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 8.04(b).

“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crow Parties” shall mean Trammell Crow, his lineal descendants, a trust or trusts established for the benefit of any such individuals or a trust or trusts established for the spouses of any such individuals and any entity Controlled by such Person.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the applicable period of calculation, the ratio, as determined by Lender, of (i) Net Operating Income to (ii) the aggregate amount of Debt Service which would be due for the same period assuming the maximum principal amount of the Loan is outstanding and calculated at a mortgage constant equal to nine and one-quarter percent (9.25%) or such other mortgage constant as may be required from time to time by the Rating Agencies.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Note Rate.

“Defeasance Collateral” shall have the meaning set forth in Section 2.04(b)(i)(D)(2) hereof.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.04(h) hereof.

“Defeasance Security Agreement” shall have the meaning set forth in Section 2.04(b)(i)(D)(1) hereof.

“Defeased Note” shall have the meaning set forth in Section 2.4(g)(i)(D) hereof.

“Disclosure Document” shall have the meaning set forth in Section 13.05 hereof.

“Disclosure Schedule” shall be the Schedule attached hereto as Schedule VI.

“DMC” shall mean Dallas Market Center Company, Ltd., a Texas limited partnership.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either Bank of America, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.39 hereof.

“Environmental Law” shall have the meaning set forth in Section 12.05 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.05 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.05 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.01 hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.07 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.07 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 5.11(c)(iv) hereof.

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to the Property that (i) is not set forth on the Annual Budget and (ii) is not subject to payment by withdrawals from the Replacement Reserve Account or the Leasing Reserve Account. Borrower shall deliver promptly to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Lender.

“Extraordinary Expense Reserve Account” shall have the meaning set forth in Section 9.08(b) hereof.

“Extraordinary Expense Reserve Funds” shall have the meaning set forth in Section 9.08(b) hereof.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall have mean any “act of God”, fire, flood, weather condition, shortage of labor or materials, strike, boycott, national emergency, that materially interferes with the conduct or progress of the subject work or project, or any other event beyond the reasonable control of the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Garage Parcel” shall mean those parcels of land described on Exhibit H attached hereto.

“Garage Release” shall have the meaning set forth in Section 7.06(b) hereof.

“Ground Lease” shall mean, individually and collectively, as the case may be, each of the ground leases set forth on Schedule IV attached hereto.

“Ground Rent Monthly Deposit” shall have the meaning set forth in Section 9.09 hereof.

“Ground Rent Reserve Account” shall have the meaning set forth in Section 9.09 hereof.

“Ground Rent Reserve Funds shall have the meaning set forth in Section 9.09 hereof.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Hazardous Materials” shall have the meaning set forth in Section 12.05 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indemnified Liabilities” shall have the meaning set forth in Section 14.01 hereof.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.

“Independent Director” shall have the meaning set forth in Section 6.04 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 8.01(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.04(b) hereof.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.03 hereof.

“Issuer Group” shall have the meaning set forth in Section 13.05(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.05(b) hereof.

“Lease” shall have the meaning set forth in the Mortgage.

“Leasing Commissions” shall have the meaning set forth in Section 9.03(a) hereof.

“Leasing Reserve Account” shall have the meaning set forth in Section 9.03(b) hereof.

“Leasing Reserve Funds” shall have the meaning set forth in Section 9.03(b) hereof.

“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 9.03(b) hereof.

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution and providing for no reimbursement or other obligations by Borrower or any SPE Component Entity. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 6.01(c) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Management Agreement, the Lockbox Agreement, the Master Lease Subordination Agreement, if any, and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox” shall mean the post office address established pursuant to the Lockbox Agreement and maintained by Bank on behalf of Borrower and Lender pursuant to the terms thereof and to which Borrower shall direct all Rents and other income from the Property be sent pursuant to the Tenant Direction Letters.

“Lockbox Account” shall have the meaning set forth in Section 10.01(a) hereof.

“Lockbox Agreement” shall mean that certain Three Party Agreement Relating to Lockbox Services by and among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of; and application of funds in, the Lockbox Account.

“Lockbox Bank” shall mean Bank of America, N.A., or any successor Eligible Institution approved or appointed by Lender acting as Lockbox Bank under the Lockbox Agreement.

“Lockout Period” shall mean the period commencing on the date hereof and ending on the date which is six (6) months prior to the Maturity Date.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Lease” shall mean as to the Property (i) any Lease which, individually or when aggregated with all other leases at the Property with the same Tenant or its Affiliate, either (A) accounts for five percent (5%) or more of the Property’s aggregate Net Operating Income, or (B) demises 10,000 square feet or more of the Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Manager” shall mean Market Center Management Company, Ltd., a Texas limited partnership, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement.

“Market Hall Parcel” shall mean that certain portion of the Property described on Exhibit G attached hereto and made a part hereof.

“Market Hall Release” shall have the meaning set forth in Section 7.06(a) hereof.

“Master Lease” shall mean the lease to be entered into after the date hereof by and between Borrower and Master Lessee for the entire space at the Property in accordance with the provisions of Section 5.23 hereof.

“Master Lease Subordination Agreement” shall mean that certain Master Lease Subordination Agreement and Assignment of Leases and Rents attached hereto as Exhibit E which, following a CNL Transfer, if any, shall be executed by Borrower, Master Lessee and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified.

“Master Lessee” shall mean a newly formed single-purpose entity reasonably acceptable to Lender and which shall be wholly-owned (directly and/or indirectly) by Market Center Management Company, Ltd., a Texas limited partnership.

“Maturity Date” shall mean September 1, 2014.

“Maximum Legal Rate” shall mean the highest lawful rate of interest applicable to the Note, this Agreement and the other Loan Documents. In determining the Maximum Legal Rate, due regard shall be given to all payments, fees, charges, deposits, balances and agreements which may constitute interest or be deducted from principal when calculating interest. If Chapter 303 of the Finance Code, Vernon’s Texas Civil Statutes, is applicable to the Note, this Agreement and the other Loan Documents, and applicable state or federal law does not permit a higher interest rate, the “weekly ceiling” (as defined in Chapter 303 of the Finance Code, Vernon’s Texas Civil Statutes) shall be the interest rate ceiling applicable to the Note, this Agreement and the other Loan Documents and shall be the basis for determining the Maximum Legal Rate. If applicable state or federal law allows a higher interest rate or federal law preempts the state law limiting the rate of interest, then the foregoing interest rate ceiling shall not be applicable to the Note, this Agreement and the other Loan Documents. If the Maximum Legal Rate is increased by statute or other governmental action subsequent to the date of the Note, then the new Maximum Legal Rate shall be applicable to this Note from the effective date thereof, unless otherwise prohibited by applicable law.

“Member” the sole member of the Borrower (or an SPE Component Entity) in accordance with the provisions of Section 6.01(c) hereof.

“Member Cessation Event” means any event that causes the Member to cease to be the member of Borrower (or of such SPE Component Entity) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower (or such SPE Component Entity) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower (or of such SPE Component Entity) in accordance with the terms of the Loan Documents and the LLC Agreement).

“Monthly Payment Amount” shall mean the monthly payment of interest and principal due on each Scheduled Payment Date as set forth in Section 2.02(b) hereof.

“Moodys” shall mean Moody’s Investor Services, Inc.

“Mortgage” shall mean that certain first priority Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income, including an adjustments for vacancy allowance which shall be equal to the greater of (a) seven percent (7.0%) or (b) the actual vacancy rate at the Property.

“Net Proceeds” shall have the meaning set forth in Section 8.04(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.04(b)(vi) hereof.

“Note” shall mean that certain promissory note of even date herewith in the principal amount of $143,000,000.00, made by Borrower in favor of Lender, together with any Defeased Note and Undefeased Note as may exist from time to time, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note Rate” shall mean an interest rate equal to six and thirty-seven thousandths percent (6.037%) per annum.

“OFAC” shall have the meaning set forth in Section 4.40 hereof.

“Offering Document Date” shall have the meaning set forth in Section 5.11(c)(i)(D) hereof.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of 2.5% of the Operating Income and the management fees actually paid under the Management Agreement, operational equipment or other lease payments as approved by Lender, normalized capital expenditures equal to $0.36 per gross square foot of the Improvements per annum, but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.

“Operating Expense Reserve Account” shall have the meaning set forth in Section 9.08 hereof.

“Operating Expense Reserve Funds” shall have the meaning set forth in Section 9.08 hereof.

“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy (whose lease has not been affirmed), non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, only if and to the extent that any of the foregoing are now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Partial Defeasance Collateral” shall mean direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent the applicable Rating Agencies rating the Securities have confirmed in writing that such obligations will not cause a downgrade, withdrawal or qualification of the initial, or, if higher, then applicable ratings of the Securities, that provide for (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Scheduled Payments Dates and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Scheduled Payment Dates.

“Partial Defeasance Date” shall have the meaning set forth in Section 2.4(g)(i)(A) hereof.

“Partial Defeasance Event” shall have the meaning set forth in Section 2.4(g)(i) hereof.

“Participations” shall have the meaning set forth in Section 13.01 hereof.

“Patriot Act” shall have the meaning set forth in Section 4.40 hereof.

“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, all of which Lender determines in the aggregate as of the date hereof do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts and the Lockbox Account, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:

(a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;

(b) Federal Housing Administration debentures;

(c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d) federal funds, insured certificates of deposit, time deposits, bankers’ acceptances eligible for purchase by the Federal Reserve and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(f) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(h) units of taxable money market funds with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(i) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender, (ii) Borrower and (iii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Physical Conditions Report” shall mean (a) that certain Property Conditions Report, dated as of June 28, 2004 and July 26, 2004, and prepared by Eckland Consultants, Inc., (b) that certain Zoning and Site Requirements Summary, dated as of July 30, 2004, and prepared by Planning and Zoning Resource, and (c) any other report prepared after the date hereof by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.

“Policies” shall have the meaning specified in Section 8.01(b) hereof.

“Prepayment Calculation Date” shall have the meaning set forth in Section 2.04(c) hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 7.02 hereof.

“Property” shall mean all of Borrower’s right, title, and interest in and to those certain parcels of land described on Schedule VII, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall have the meaning set forth in Section 13.04(a) hereof.

“Qualified Manager” shall mean (i) Manager or (ii) a reputable and experienced professional management organization (a) which manages, together with its affiliates, properties similar in type, quality and geographic location as the Property and is approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received (x) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (y) with respect to any Affiliated Manager, a revised substantive non-consolidation opinion if one was delivered in connection with the closing of the Loan.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.

“Ratio Range”: shall mean, with respect to the Debt Service Coverage Ratio for the Property, any of the three (3) ranges set forth on Schedule V attached hereto.

“REA” shall mean any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting the Property or portion thereof.

“Release” shall have the meaning set forth in Section 12.05 hereof.

“Release Date” shall have the meaning set forth in Section 2.04(b)(i)(B) hereof.

“Release Amount” shall have the meaning set forth in Section 7.06(a)(i) hereof.

“REMIC Prohibition Period” shall have the meaning set forth in Section 2.04(b)(iv) hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D, or applicable successor provisions, of the Code) that holds the Note.

“Renewal Lease” shall have the meaning set forth in Section 5.13(a) hereof.

“Rent Roll” shall have the meaning set forth in Section 4.25 hereof.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Reserve Account” shall have the meaning set forth in Section 9.02(b) hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 9.02(b) hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.02(b) hereof.

“Replacements” shall have the meaning set forth in Section 9.02(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 9.01(b) hereof.

“Required Repair Funds” shall have the meaning set forth in Section 9.01(b) hereof.

“Required Repairs” shall have the meaning set forth in Section 9.01(a) hereof.

“Required Work” shall have the meaning set forth in Section 9.04 hereof.

“Reserve Accounts” shall mean the following sub accounts of the Cash Management Account: the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Required Repair Account, the Excess Cash Reserve Account, the Operating Expense Reserve Account, the Extraordinary Expense Reserve Account, the Leasing Reserve Account, the Ground Rent Reserve Account or any other escrow account established by the Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Required Repair Funds, the Excess Cash Reserve Funds, the

Operating Expense Reserve Funds, the Extraordinary Expense Reserve Funds, the Leasing Reserve Funds, the Ground Rent Reserve Funds, or any other escrow funds established by the Loan Documents.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property, the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.04(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.04(b)(iv) hereof.

“Restricted Party” shall have the meaning set forth in Section 7.01 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.01 hereof.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the under the Defeased Note in the case of a Partial Defeasance Event for all Scheduled Payment Dates occurring after the Partial Defeasance Date and up to and including the Maturity Date (including, in the case of a partial defeasance, the outstanding principal balance on the Defeased Note as of the Maturity Date), and all payments required after the Partial Defeasance Date, if any, under the Loan Documents for servicing fees, any charges for rating surveillance services on any certificates issued in a Securitization, and other similar charges.

“Scheduled Payment Date” shall have the meaning set forth in Section 2.02(b) hereof.

“Schedules” shall mean all of the Schedules listed in the Table of Contents hereof of are attached hereto and made a part hereof.

“Securities” shall have the meaning set forth in Section 13.01 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 13.05(b) hereof.

“Securitization” shall have the meaning set forth in Section 13.01 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 6.01(b) hereof.

“Special Member” means a Person who has signed the operating agreement of the Borrower (or SPE Component Entity) and who, upon the occurrence of a Member Cessation Event, becomes a non-equity member of Borrower.

“Standard Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state or states in which the Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.04(b)(iii) hereof.

“Syndication” shall have the meaning set forth in Section 13.01 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.06 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.06 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Tenant Direction Letter” shall have the meaning set forth in Section 10.02(a)(i) hereof.

“Termination Fee Deposit” shall have the meaning set forth in Section 9.03(b) hereof.

“Title Insurance Policy” shall mean that certain TLTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“TLTA” shall mean the Texas Land Title Association, or any successor thereto.

“Transferee” shall have the meaning set forth in Section 7.05 hereof.

“TRIA” shall mean the Terrorism Risk Insurance Act of 2002, Public Law 107-297.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.4(g)(i)(D) hereof.

“Underwriter Group” shall have the meaning set forth in Section 13.05(b) hereof.

“Yield Rate” shall have the meaning set forth in Section 2.04(c) hereof.

Section 1.02 Principles Of Construction.

All references to sections and Schedules are to sections and Schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.01 Loan Commitment; Disbursement To Borrower.

(a) Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b) Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

(c) The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

(d) Borrower shall use the proceeds of the Loan to (i) pay certain costs in connection with the financing of the Property, (ii) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (iii) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (iv) fund any working capital requirements of the Property and any outstanding but unpaid partnership obligations of the Borrower, and (v) distribute the balance, if any, to its partners.

Section 2.02 Loan Payments

(a) The Loan shall bear interest at a fixed rate per annum equal to the Note Rate. Interest shall be computed based on the daily rate produced assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed. Except as otherwise set forth in this Agreement, interest shall be paid in arrears.

(b) Borrower hereby agrees to pay sums due under the Note as follows: A payment of $719,409.17 is due on September 1, 2004. Thereafter, except as may be adjusted in accordance with the last sentence of Section 2.02(c), consecutive monthly installments of principal and interest in an amount equal to $889,145.86 shall be payable pursuant to the terms of Section 2.02(d) (the “Monthly Payment Amount”) on the first (1st) day of each month beginning on October 1, 2004 (each a “Scheduled Payment Date”) until the entire indebtedness evidenced hereby is fully paid, except that any remaining indebtedness, if not sooner paid, shall be due and payable on the Maturity Date.

(c) The Monthly Payment Amount shall mean the amount of interest and principal which would be due in order to fully amortize the principal amount of the Loan, over an amortization term of twenty-seven and one half (27.5) years assuming an annual interest rate equal to the Note Rate, computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each. Borrower expressly understands and agrees that such computation of interest based on a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each is solely for the purpose of determining the Monthly Payment Amount, and, notwithstanding such computation, interest shall accrue on the outstanding principal amount of the Loan as provided in Section 2.02(a) above. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan. Borrower recognizes that such interest accrual requirement will not fully amortize the Loan within the amortization period set forth above. Following any partial prepayment occurring solely as a result of the application of Insurance Proceeds or Awards pursuant to the terms of this Agreement, Lender may, in its sole and absolute discretion, adjust the Monthly Payment Amount to give effect to any such partial prepayment, provided, however, that in no event will any such adjustment result in any such installment becoming due and payable on any date after the Maturity Date.

(d) Each payment by Borrower hereunder or under the Note shall be payable at Bank of America, P.O. Box 65585, Charlotte, North Carolina 28265-0585, or at such other place as the Lender may designate from time to time in writing, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date.

(e) For so long as no Event of Default has occurred and is continuing, all monthly payments made as scheduled under this Agreement and the Note shall be applied first to the payment of interest computed at the Note Rate, and the balance toward the reduction of the principal amount of the Note. All voluntary and involuntary prepayments on the Note shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the remaining principal amount, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity. For so long as an Event of Default has occurred and is continuing, any payment made on the Note shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Note, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.

(f) All payments made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

Section 2.03 Late Payment Charge

If any principal or interest payment is not paid by Borrower on or before the fifth (5th) day after the date on which the same is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however, that no such amount shall be due and payable (a) so long as there is sufficient money in the Cash Management Account for payment of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner, or (b) in connection with the outstanding principal amount of the Loan due and payable on the Maturity Date. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

Section 2.04 Prepayment; Defeasance

Except as otherwise expressly permitted by this Section 2.04 no voluntary prepayments, whether in whole or in part, of the Loan or any other amount at any time due and owing under the Note can be made by Borrower or any other Person without the express written consent of Lender.

(a) Lockout Period. Borrower has no right to make, and Lender shall have no obligation to accept, any voluntary prepayment, whether in whole or in part, of the Loan during the Lockout Period. Notwithstanding the foregoing, if either (i) Lender, in its sole and absolute discretion, accepts a full or partial voluntary prepayment during the Lockout Period or (ii) there is an involuntary prepayment during the Lockout Period, then, in either case, Borrower shall, in addition to any portion of the Loan prepaid (together with all interest accrued and unpaid thereon), pay to Lender a prepayment premium in an amount calculated in accordance with Section 2.04(c) hereof.

(b) Defeasance.

(i) Notwithstanding any provisions of this Section 2.04 to the contrary, including, without limitation, subsection (a) of this Section 2.04, at any time other than during a REMIC Prohibition Period, Borrower may cause the release of the Property from the lien of the Mortgage and the other Loan Documents upon the satisfaction of the following conditions:

(A) no Event of Default has occurred and is continuing under any of the Loan Documents;

(B) not less than forty-five (45) (but not more than ninety (90)) days prior written notice shall be given to Lender specifying a date on which the

Defeasance Collateral (as hereinafter defined) is to be delivered (the “Release Date”), such date being on a Scheduled Payment Date; provided, however, that Borrower shall have the right (i) to cancel such notice by providing Lender with notice of cancellation ten (10) days prior to the scheduled Release Date, or (ii) to extend the scheduled Release Date until the next Scheduled Payment Date; provided that in each case, Borrower shall pay all of Lender’s costs and expenses incurred as a result of such cancellation or extension;

(C) all accrued and unpaid interest and all other sums due under the Note, this Agreement and under the other Loan Documents up to the Release Date, including, without limitation, all fees, costs and expenses incurred by Lender and its agents in connection with such release (including, without limitation, legal fees and expenses for the review and preparation of the Defeasance Security Agreement (as hereinafter defined) and of the other materials described in Section 2.04(b)(i)(D) below and any related documentation, and any servicing fees, Rating Agency fees or other costs related to such release), shall be paid in full on or prior to the Release Date;

(D) Borrower shall deliver to Lender on or prior to the Release Date:

(1) a pledge and security agreement, in form and substance satisfactory to a prudent lender, creating a first priority security interest in favor of Lender in the Defeasance Collateral and the Defeasance Collateral Account, as defined herein (the “Defeasance Security Agreement”), which shall provide, among other things, that any excess amounts received by Lender from the Defeasance Collateral over the amounts payable by Borrower on a given Scheduled Payment Date, which excess amounts are not required to cover all or any portion of amounts payable on a future Scheduled Payment Date, shall be refunded to Borrower promptly after each such Scheduled Payment Date;

(2) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent the applicable Rating Agencies rating the Securities have confirmed in writing that such obligations will not cause a downgrade, withdrawal or qualification of the initial, or, if higher, then applicable ratings of the Securities, that provide for payments prior and as close as possible to (but in no event later than) all successive Scheduled Payment Dates occurring after the Release Date, with each such payment being equal to or greater than the amount of the corresponding Monthly Payment Amount required to be paid under this Agreement and the Note (including all amounts due on the Maturity Date) for the balance of the term hereof (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender in its sole discretion (including, without limitation, such certificates, documents and instruments as may be required by the depository institution holding such securities or the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Security Agreement the first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests;

(3) a certificate of Borrower certifying that all of the requirements set forth in this Section 2.04(b)(i) have been satisfied;

(4) one or more opinions of counsel for Borrower in form and substance and delivered by counsel which would be satisfactory to a prudent lender opining, among other things, and subject only to customary qualifications and assumptions, that (i) Lender has a perfected first priority security interest in the Defeasance Collateral and the Defeasance Collateral Account and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms, (ii) in the event of a bankruptcy proceeding or similar occurrence with respect to Borrower, none of the Defeasance Collateral nor any proceeds thereof will be property of Borrower’s estate under Section 541 of the U.S. Bankruptcy Code or any similar statute and the grant of security interest therein to Lender shall not constitute a voidable preference under Section 547 of the U.S. Bankruptcy Code or applicable state law, (iii) the release of the lien of the Mortgage and the pledge of Defeasance Collateral will not directly or indirectly result in or cause any REMIC Trust that then holds the Note to fail to maintain its status as a REMIC Trust and (iv) the defeasance will not cause any REMIC Trust to be an “investment company” under the Investment Company Act of 1940;

(5) a certificate in form and scope acceptable to Lender in its sole discretion from an Acceptable Accountant certifying that the Defeasance Collateral will generate amounts sufficient to make all payments of principal and interest due under the Note (including the scheduled outstanding principal balance of the Loan due on the Maturity Date); and

(6) such other certificates, documents and instruments as Lender may in its sole discretion require; and

(E) in the event the Loan is held by a REMIC Trust, Lender has received written confirmation from any Rating Agency rating any Securities that substitution of the Defeasance Collateral will not result in a downgrade, withdrawal, or qualification of the ratings then assigned to any of the Securities.

(ii) Upon compliance with the requirements of Section 2.04(b)(i), the Property shall be released from the lien of the Mortgage and the other Loan Documents,

and the Defeasance Collateral shall constitute collateral which shall secure the Note and all other obligations under the Loan Documents. Lender will, at Borrower’s expense, execute and deliver any agreements reasonably requested by Borrower (x) to release the lien of the Mortgage and the other Loan Documents from the Property and (y) the Borrower from all obligations with respect to the Property.

(iii) Upon the release of the Property in accordance with this Section 2.04(b), Borrower may elect to assign, or at Lender’s sole and absolute discretion, Lender may require Borrower to assign, all of its obligations and rights under the Note, together with the pledged Defeasance Collateral, to a successor entity designated and approved by Lender in its sole and absolute discretion (“Successor Borrower”). Successor Borrower shall execute an assignment and assumption agreement in form and substance satisfactory to Lender in its sole and absolute discretion pursuant to which it shall assume Borrower’s obligations under the Note and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (A) deliver to Lender one or more opinions of counsel in form and substance and delivered by counsel which would be satisfactory to a prudent Lender stating, among other things, that such assignment and assumption agreement is enforceable against Borrower and the Successor Borrower in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assigned and assumed, are enforceable against the Successor Borrower in accordance with their respective terms, and opining to such other matters relating to Successor Borrower and its organizational structure as Lender may require, and (B) pay all fees, costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, legal fees and expenses and for the review of the proposed transferee and the preparation of the assignment and assumption agreement and related certificates, documents and instruments and any fees payable to any Rating Agencies and their counsel in connection with the issuance of the confirmation referred to in subsection (b)(i)(E) above). Upon such assignment and assumption, Borrower shall be relieved of its obligations hereunder, under the Note, under the other Loan Documents and under the Defeasance Security Agreement.

(iv) For purposes of this Section 2.04, “REMIC Prohibition Period” means the two-year period commencing with the “startup day” within the meaning of Section 860G(a)(9) of the Internal Revenue Code of any REMIC Trust that holds the Note. In no event shall Lender have any obligation to notify Borrower that a REMIC Prohibition Period is in effect with respect to the Loan, except that Lender shall notify Borrower if any REMIC Prohibition Period is in effect with respect to the Loan after receiving any notice described in Section 2.04(b)(i)(B); provided, however, that the failure of Lender to so notify Borrower shall not impose any liability on Lender or grant Borrower any right to defease the Loan during any such REMIC Prohibition Period.

(c) Involuntary Prepayment During the Lockout Period. During the Lockout Period, in the event of any involuntary prepayment of the Loan or any other amount under the Note, whether in whole or in part, in connection with or following Lender’s acceleration of the Note or otherwise, and whether the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, including, without limitation, repayment of the Loan by Borrower or any other Person pursuant to any statutory or common law right of redemption, Borrower shall, in addition to any portion of the principal balance of the Loan prepaid (together with all interest accrued and unpaid thereon and in the event the prepayment is made on a date other than a Scheduled Payment Date, a sum equal to the amount of interest which would have accrued under the Note on the amount of such prepayment if such prepayment had occurred on the next Scheduled Payment Date), pay to Lender a prepayment premium in an amount calculated in accordance with this Section 2.04(c). Such prepayment premium shall be in an amount equal to the greater of:

(i) 1% of the portion of the Loan being prepaid; or

(ii) the product obtained by multiplying:

(A) the portion of the Loan being prepaid, times;

(B) the difference obtained by subtracting (I) the Yield Rate from (II) the Note Rate, times;

(C) the present value factor calculated using the following formula:

l-(l+r)-n
r

r =	Yield Rate

n = the number of years and any fraction thereof, remaining between the date the prepayment is made and the Maturity Date of the Note.

As used herein, “Yield Rate” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading ‘Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.I5 is no longer published, Lender shall select a comparable publication to determine the Yield Rate. The “Prepayment Calculation Date” shall mean, as applicable, the date on which (i) Lender applies any partial prepayment to the reduction of the outstanding principal amount of the Note, in the case of a voluntary partial prepayment which is accepted by Lender, (ii) Lender accelerates the Loan, in the case of a prepayment resulting from acceleration, or (iii) Lender applies funds held under any Reserve Account, in the case of a prepayment resulting from such an application (other than in connection with acceleration of the Loan).

(d) Insurance and Condemnation Proceeds; Excess Interest. Notwithstanding any other provision herein to the contrary, and provided no Event of Default has occurred and is continuing, Borrower shall not be required to pay any prepayment premium in connection with any prepayment occurring solely as a result of (i) the application of Insurance Proceeds or Condemnation Proceeds pursuant to the terms of the Loan Documents, (ii) the application of any interest in excess of the maximum rate permitted by applicable law to the reduction of the Loan, or (iii) a prepayment of the Debt in accordance with Section 17.04 hereof.

(e) After the Lockout Period. Commencing on the day after the expiration of the Lockout Period, and upon giving Lender at least forty-five (45) days (but not more than ninety (90) days) prior written notice, Borrower may voluntarily prepay (without premium) the Note in whole (but not in part) on a Scheduled Payment Date. Lender shall accept a prepayment pursuant to this Section 2.04(e) on a day other than a Scheduled Payment Date provided that, in addition to payment of the full outstanding principal balance of the Note, Borrower pays to Lender a sum equal to the amount of interest which would have accrued on the Note if such prepayment occurred on the next Scheduled Payment Date.

(f) Limitation on Partial Prepayments. In no event shall Lender have any obligation to accept a partial prepayment.

(g) Partial Defeasance. (i) Provided no Event of Default shall have occurred and remain uncured, in connection with the Market Hall Release and upon satisfaction of the conditions set forth in Section 7.06 hereof, Borrower shall have the right at any time after the REMIC Prohibition Period to voluntarily defease a portion of the Loan and obtain a release of the lien of the Mortgage as to the Market Hall Parcel by providing Lender with the Partial Defeasance Collateral (hereinafter, a “Partial Defeasance Event”) upon satisfaction of the following conditions precedent:

(A) Borrower shall provide Lender not less than forty-five (45) (but not more than ninety (90)) days notice (or a shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Partial Defeasance Date”) on which the Partial Defeasance Event is to occur.

(B) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Partial Defeasance Date and (B) all other sums then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(C) Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.4(h) hereof;

(D) Lender shall prepare, at Borrower’s sole cost and expenses, all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the Release Amount for the Market Hall Parcel, which shall be paid pursuant to the provisions of Section 7.06 (the “Defeased Note”), and the other note having a principal balance equal to the excess of (A) the unpaid balance of the original principal amount of the Loan, over (B) the amount of the Defeased Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance; and, in connection therewith, the Monthly Payment Amount and the amount of each such payment applied to principal thereafter shall be divided between the Defeased Note and the Undefeased Note in the same proportion as the unpaid principal balance (in each case immediately after the Partial Defeasance Event) of the Defeased Note and the Undefeased Note, as the case may be, bears to the aggregate principal balance due under the Defeased Note and the Undefeased Note immediately after the Partial Defeasance Event. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of Borrower is established pursuant to Section 2.4(b)(iii) hereof. A Defeased Note may not be the subject of any further defeasance;

(E) Borrower shall execute and deliver to Lender a Defeasance Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(F) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and the Defeasance Collateral Account and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms, (2) in the event of a bankruptcy proceeding or similar occurrence with respect to Borrower, none of the Partial Defeasance Collateral nor any proceeds thereof will be property of Borrower’s estate under Section 541 of the U.S. Bankruptcy Code or any similar statute and the grant of security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the U.S. Bankruptcy Code or applicable state law, (3) the release of the lien of the Mortgage on the Market Hall Parcel and the pledge of the Partial Defeasance Collateral will not directly or indirectly result in or cause any REMIC Trust that then holds the Note to fail to maintain its status as a REMIC Trust, (4) the defeasance will not cause any REMIC Trust to be an “investment company” under the Investment Company Act of 1940 and (5) a non-consolidation opinion with respect to the Successor Borrower;

(G) Borrower shall deliver to Lender a written confirmation from any Rating Agency rating any Securities that the Partial Defeasance Event will not result in a downgrade, withdrawal, or qualification of the ratings then assigned to any of the Securities;

(H) Borrower shall deliver to Lender a certificate in form and scope acceptable to Lender in its sole discretion from an Acceptable Accountant certifying that the Defeasance Collateral will generate amounts sufficient to make all payments of principal and interest due under the Note (including the scheduled outstanding principal balance of the Loan due on the Maturity Date);

(I) Intentionally deleted;

(J) Lender shall have received, at Borrower’s sole cost and expense, one or more endorsements to the Title Insurance Policy insuring that, after giving effect to the Market Hall Release, the Lien of the Mortgage insured thereunder continue to be first priority Liens on the remaining Property, subject only to Permitted Encumbrances and such other evidence that a reasonably prudent Lender may require, that the Undefeased Note will continue to be secured by the Mortgage; and

(K) Borrower shall pay all costs and expenses of Lender incurred in connection with the Partial Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses.

(ii) If Borrower has elected to make a partial defeasance and the requirements of this Section 2.04 and Section 7.06 have been satisfied, the Market Hall Parcel shall be released from the lien of the Mortgage. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Partial Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and shall contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an officer’s certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Borrower shall cause title to the Market Hall Parcel so released from the lien of the Mortgage to be transferred to and held by a Person other than Borrower. Except as set forth in this Section 2.04, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage from the Property.

(iii) Upon compliance with the requirements of Section 2.04(g)(i) and Section 7.06, the Market Hall Parcel shall be released from the lien of the Mortgage and the other Loan Documents, and the Partial Defeasance Collateral shall constitute collateral which shall secure the Defeased Note and all other obligations under the Loan Documents. Lender will, at Borrower’s expense, execute and deliver any agreements reasonably requested by Borrower (x) to release the lien of the Mortgage and the other Loan Documents from the Market Hall Parcel and (y) the Borrower from all obligations with respect to the Market Hall Parcel.

(iv) Upon the release of the Market Hall Parcel in accordance with this Section 2.04(g), Borrower may elect to assign, or at Lender’s sole and absolute discretion, Lender may require Borrower to assign, all of its obligations and rights under the Defeased Note, together with the pledged Partial Defeasance Collateral, to a Successor Borrower. Successor Borrower shall execute an assignment and assumption agreement in form and substance satisfactory to Lender in its sole and absolute discretion pursuant to which it shall assume Borrower’s obligations under the Defeased Note and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (A) deliver to Lender one or more opinions of counsel in form and substance and delivered by counsel which would be satisfactory to a prudent Lender stating, among other things, that such assignment and assumption agreement is enforceable against Borrower and the Successor Borrower in accordance with its terms and that the Defeased Note, the Defeasance Security Agreement and the other Loan Documents, as so assigned and assumed, are enforceable against the Successor Borrower in accordance with their respective terms, and opining to such other matters relating to Successor Borrower and its organizational structure as Lender may require, and (B) pay all fees, costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, legal fees and expenses and for the review of the proposed transferee and the preparation of the assignment and assumption agreement and related certificates, documents and instruments and any fees payable to any Rating Agencies and their counsel in connection with the issuance of the confirmation referred to in subsection (g)(i)(G) above). Upon such assignment and assumption, Borrower shall be relieved of its obligations hereunder, under the Defeased Note and under the Defeasance Security Agreement.

(h) Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral or Partial Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral or Partial Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral or Partial Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral or Partial Defeasance Collateral shall be paid over to Lender on each Scheduled Payment Date and applied first to accrued and unpaid interest and then to principal. Borrower shall cause the Eligible Institution at which the Defeasance Collateral or Partial Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral or Partial Defeasance Collateral in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on the Defeasance Collateral or Partial Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

Section 2.05 Payments after Event of Default

Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, (a) shall accrue at the Default Rate, and (b) Lender shall be entitled to receive and Borrower shall pay to Lender all cash flow from the Property in accordance with the terms of the Cash Management Agreement, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (ii) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Agreement to accelerate and to continue to demand payment of the Debt upon the happening of and during the continuance any Event of Default, despite any payment by Borrower to Lender.

Section 2.06 Usury Savings

It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable law governing the Maximum Legal Rate or amount of interest payable on or in connection with the Note, this Agreement and the Loan (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under law of the state in which the Property is located). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Note, this Agreement, the Security Instrument or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the maturity of the Note or if any prepayment by the undersigned results in the undersigned having paid any interest in excess of that permitted by law, then it is Borrower’s and the Lender’s express intent that all excess amounts theretofore collected by Lender be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, refunded to the undersigned), and the provisions of the Note, this Agreement, the Security Instrument and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness evidence by the Note, this Agreement and the other Loan Documents shall, to the extent permitted by applicable law be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Legal Rate. Notwithstanding any provisions contained in the Note, this Agreement, the Security Instrument or in any of the other Loan Documents that permit the compounding of interest, including, without limitation, any provision by which any accrued interest is added to the principal amount of the Note, the total amount of interest that Borrower is obligated to pay and Lender is entitled to receive with respect to the Note, this Agreement and the other Loan Documents shall not exceed the amount calculated on a simple (i.e., noncompounded) interest basis at the Maximum Legal Rate on principal amounts actually advanced to or for the account of Borrower, including all current and prior advances and any advances made pursuant to this Agreement, the Security Instrument or other Loan Documents (such as for the payment of taxes, insurance premiums, repairs and other expenses or costs).

ARTICLE III

CONDITIONS PRECEDENT

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that the funding of the Loan on the Closing Date shall be deemed to be conclusive evidence of the fulfillment or waiver of such conditions except to the extent the same survive in an agreement executed and delivered by the parties hereto on the Closing Date:

Section 3.01 Representations And Warranties; Compliance With Conditions.

The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Lender shall have determined that no Default or an Event of Default has occurred and is continuing nor will any Default or Event of Default occur immediately following the Closing Date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

Section 3.02 Delivery Of Loan Documents; Title Insurance; Reports; Leases.

(a) Mortgage, Loan Agreement and Note. Lender shall have received from Borrower a fully executed and acknowledged counterpart of the Mortgage and evidence that counterparts of the Mortgage and Uniform Commercial Code financing statements have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the Lockbox Agreement, this Agreement, the Note and Assignment of Management Agreement and all other Loan Documents.

(b) Title Insurance. Lender shall have received a Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Mortgage creates a valid lien on the Property of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as are available under applicable State insurance regulations and as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.

(c) Survey. Lender shall have received a current title survey for the Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey shall meet the classification of an “Urban Survey” and the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey: 2, 3, 4, 6, 8, 9, 10, 11 and 13. Such survey shall reflect the same legal description contained in the Title Insurance Policy referred to in subsection (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the survey and the surveyor shall provide a certification for each survey in form and substance acceptable to Lender.

(d) Insurance. Lender shall have received copies of the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received an Environmental Report in respect of the Property satisfactory to Lender.

(f) Zoning/Building Code. Lender shall have received evidence of compliance with zoning and building ordinances and codes, including, without limitation, required certificates of occupancy, reasonably acceptable to Lender.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

(h) Lien Searches. Borrower shall have delivered to Lender certified search results pertaining to the Borrower and such other Persons or any SPE Component Entity as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

Section 3.03 Related Documents.

Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and at Lender’s written request, Lender shall have received and approved certified copies thereof.

Section 3.04 Organizational Documents.

On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower of all organizational documentation related to Borrower and each SPE Component Entity which must be acceptable to Lender in its sole discretion, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower and each SPE Component Entity, as Lender may request in its sole discretion, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

Section 3.05 Opinions Of Borrower’s Counsel.

Lender shall have received opinions of Borrower’s counsel (a) with respect to non-consolidation issues and (b) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

Section 3.06 Annual Budget.

Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current fiscal year, a copy of which is attached as Exhibit A hereto.

Section 3.07 Taxes And Other Charges.

Borrower shall have paid all Taxes and Other Charges (including any in arrears) relating to the Property, which amounts may be funded with proceeds of the Loan.

Section 3.08 Completion Of Proceedings.

All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

Section 3.09 Payments.

All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

Section 3.10 Transaction Costs.

Except as otherwise expressly provided herein, Borrower shall have paid or reimbursed Lender for all out of pocket expenses in connection with the underwriting, negotiation, Securitization and closing of the Loan, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; Securitization expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender.

Section 3.11 No Material Adverse Change.

There shall have been no material adverse change in the financial condition or business condition of the Property, Borrower, any SPE Component Entity, Manager or any other person or party contributing to the operating income and operations of the Property since the date of the most recent financial statements and/or other information delivered to Lender. The income and expenses of the Property, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any SPE Component Entity nor Affiliated Manager shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 3.12 Leases And Rent Roll.

Lender shall have received (i) complete copies of each Lease demising permanent showroom space in excess of 2,000 square feet, (ii) copies of the first page and the signature page of all other Leases demising permanent showroom space, and (iii) complete copies of any other Leases required in writing by Lender. Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender.

Section 3.13 Tenant Estoppels.

Borrower shall have delivered to Lender an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from Tenants comprising, in the aggregate, not less than forty percent (40%) of the revenue derived from permanent showroom space at the Property. Disregarding the area leased by those Tenants described in the preceeding sentence, Borrower shall deliver an estoppel letter executed by Borrower, which shall be in form and substance satisfactory to Lender, with respect to Tenants comprising forty percent (40%) of the revenue derived from permanent showroom space at the Property.

Section 3.14 REA Estoppels.

Borrower shall have delivered to Lender an executed REA estoppel letter, which shall be in form and substance satisfactory to Lender, from each party to any REA for the Property.

Section 3.15 Subordination And Attornment.

To the extent that the Leases are not automatically self-subordinate to the Lien of the Mortgage, Borrower shall have delivered to Lender executed instruments acceptable to Lender subordinating to the Mortgage all of the Leases affecting the Property previously designated by Lender.

Section 3.16 Tax Parcel.

Lender shall have received evidence that the Property currently constitutes one (1) or more separate tax parcels, which evidence shall be reasonably satisfactory in form and substance to Lender.

Section 3.17 Physical Conditions Report.

Lender shall have received a Physical Conditions Report with respect to the Property, which report shall be reasonably satisfactory in form and substance to Lender.

Section 3.18 Management Agreement.

Lender shall have received a certified copy of the Management Agreement with respect to the Property which shall be satisfactory in form and substance to Lender.

Section 3.19 Appraisal.

Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

Section 3.20 Financial Statements.

Lender shall have received financial statements and related information in form and substance reasonably satisfactory to Lender, including, without limitation, a pro forma balance sheet of the Borrower dated as of June 30, 2004, and a pro forma operating statement with respect to the Property for the fiscal year 2003, 2002, and 2001.

Section 3.21 Intentionally Deleted.

Section 3.22 Further Documents.

Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that, except as otherwise disclosed in the Disclosure Schedule:

Section 4.01 Organization.

Borrower (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms of the Loan Documents, and in the case of Borrower has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower represents and warrants that the chart attached hereto as Exhibit B sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower and each SPE Component Entity.

Section 4.02 Status Of Borrower.

Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Mortgage and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on the first page of this Agreement. Borrower is incorporated in or organized under the laws of the State of Delaware. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is 3820980.

Section 4.03 Validity Of Documents.

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.04 No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.05 Litigation.

Except as set forth in the Disclosure Schedule, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority with respect to which Borrower has been served or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Manager or the Property, which actions, suits or proceedings, if determined against Borrower, Manager or the Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property.

Section 4.06 Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound, which default would materially adversely affect the Borrower, the Property, the Lien of the Mortgage of the ability of the Borrower to pay the Debt when due. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents, (c) the Management Agreement, and (d) the Ground Lease.

Section 4.07 Solvency.

Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower nor any SPE Component Entity (if any) in the last ten (10) years, or filed against Affiliated Manager in the last five (5) years, and neither Borrower nor any SPE Component Entity (if any) in the last ten (10) years, nor Affiliated Manager in the last five (5) years, has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor any SPE Component Entity (if any) nor Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, any SPE Component Entity (if any) or Affiliated Manager.

Section 4.08 Full And Accurate Disclosure.

No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, would adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

Section 4.09 No Plan Assets.

Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.10 Not A Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code.

Section 4.11 Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default has occurred and is continuing under or with respect to any Loan Document.

Section 4.12 Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13 Compliance.

Borrower and, except as may otherwise be disclosed in the Physical Conditions Report and except as otherwise disclosed to Lender in writing by Borrower, the Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14 Financial Information.

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower and/or the Property, except as set forth in the Disclosure Schedule, (a) are true, complete and correct in all material respects as of the date of such report, (b) accurately represent the financial condition of Borrower or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current and/or intended operation thereof, except as referred to or reflected in said unaudited financial statements of Borrower. Since the date of Borrower’s unaudited financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements that would have a materially adverse impact on Borrower’s ability to perform its obligations under the Loan Documents.

Section 4.15 Condemnation.

No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

Section 4.16 Utilities And Public Access: Parking.

The Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for full utilization of the Property for its intended uses. All public utilities necessary to the full use and enjoyment of the Property as currently used and enjoyed are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. The Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17 Separate Parcels.

The Property is currently assessed for real estate tax purposes as one or more wholly independent tax parcel or parcels, separate from any adjoining land or improvements not constituting a part of such parcel or parcels, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 4.18 Assessments.

To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 4.19 Insurance.

Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as set forth in the Disclosure Schedule, no claims have been made under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 4.20 Use Of Property.

The Property is used exclusively for temporary trade shows, commercial general showroom, and office building purposes and other appurtenant and related uses permitted by applicable zoning laws.

Section 4.21 Certificate Of Occupancy; Licenses.

Except as otherwise disclosed in the Physical Conditions Report, all certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of the Property for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall keep and maintain all licenses necessary for the operation of the Property for the purpose intended herein. The use being made of the Property is in conformity with the certificate of occupancy and any permits or licenses issued for the Property.

Section 4.22 Flood Zone.

Except as otherwise disclosed in the survey delivered to Lender by Borrower in connection with the Loan, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.01(a)(i).

Section 4.23 Physical Condition.

Except as may be disclosed in the Physical Conditions Report, to Borrower’s actual knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, subject to ordinary wear and tear. To Borrower’s actual knowledge, there exists no structural or other material defects or damages in the Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24 Boundaries.

Except as otherwise disclosed in the survey delivered to Lender in connection with the Loan, (a) none of the Improvements which were included in determining the appraised value of the Property lie outside the boundaries and building restriction lines of the Property to any material extent, and (b) no improvements on adjoining properties encroach upon the Property and no easements or other encumbrances upon the Property encroach upon any of the Improvements so as to materially affect the value or marketability of the Property, in each case except those which are insured against by the Title Insurance Policy delivered to Lender on the date hereof.

Section 4.25 Leases And Rent Roll.

Borrower has delivered to Lender a true, correct and complete rent roll for the Property (a “Rent Roll”) which includes all Leases covering the permanent showroom space in the Property (including schedules for all such executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not occurred). Except as set forth in the Rent Roll (as same has been updated by written notice thereof to Lender), such Leases, the estoppel certificates or other writings delivered to Lender on or prior to the Closing Date: (a) each such Lease is in full force and effect; (b) the premises demised under such Leases have been completed and the Tenants under such Leases have accepted possession of and are in occupancy of all of their respective demised premises; (c) the Tenants under such Leases have commenced the payment of rent under such Leases, there are no offsets, claims or defenses to the enforcement thereof, and Borrower has no monetary obligations to any Tenant under any such Lease; (d) except as reflected on the accounts receivable report delivered prior to the date hereof by Borrower or Manager to Lender, all Rents due and payable under such Leases have been paid and no portion thereof has been paid for any period more than one (1) month in advance; (e) the rent payable under each such Lease is the amount of fixed rent set forth in the Rent Roll, and, to Borrower’s knowledge, there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any such Lease which remains outstanding nor, to Borrower’s knowledge, has Borrower or Manager received, by telephonic, in-person, e-mail or other communication, any notice of a material default under any Lease, except as set forth in the delinquency/aging report delivered to Lender by Borrower on or before the date hereof or as otherwise disclosed to Lender in writing; (g) to Borrower’s knowledge there is no present material default by the Tenant under any such Lease; (h) all security deposits under such Leases have been collected by Borrower; (i) Borrower is the sole owner of the entire landlord’s interest in each such Lease, subject to the rights of Lender under the Loan Documents; (j) each such Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder and there are no agreements with the Tenants under such Leases other than as expressly set forth in such Leases; (k) no Person has any possessory interest in, or right to occupy, the Property or any portion thereof except under the terms of any such Lease; (l) none of such Leases contains any option or offer to purchase or right of first refusal to purchase the Property or any part thereof; (m) neither such Leases nor the Rents are currently assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except the Tenants thereunder; and (n) no conditions exist which now give any Tenant or party the right to “go dark” pursuant to the provisions of such Lease and/or the REA (if the failure of such Tenant or other party to continue to operate would have a material adverse effect on the Property or the Operating Income).

Section 4.26 Filing And Recording Taxes.

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

Section 4.27 Management Agreement.

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Management Agreement are accrued and delinquent.

Section 4.28 Illegal Activity.

No portion of the Property has been or will be purchased with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.29 Construction Expenses.

Except as set forth in the Disclosure Schedule, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have-been paid in full. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.30 Personal Property.

Borrower has paid in full for, and is the owner of, all Personal Property (other than tenants’ property or Manager’s property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

Section 4.31 Taxes.

Except as set forth in the Disclosure Schedule, Borrower has filed (or has obtained effective extensions for filing) all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Borrower does not know of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

Section 4.32 Permitted Encumbrances.

None of the Permitted Encumbrances, individually or in the aggregate, materially and adversely interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 4.33 Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.34 Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35 Reciprocal Easement Agreements.

With respect to any REA:

(a) Neither Borrower, nor, to Borrower’s knowledge, any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b) To Borrower’s knowledge, all easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c) All sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to the Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on the Property (or threat thereof been made) for failure to pay any of the foregoing; and

(d) To the Borrower’s knowledge, the terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.36 No Change In Facts Or Circumstances; Disclosure.

All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower. To Borrower’s knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.37 Intellectual Property.

To the extent applicable, all trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received written notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 4.38 Survey.

The Survey for the Property delivered to Lender in connection with this Agreement has been, to the Borrower’s knowledge, prepared in accordance with the provisions of Section 3.02(c) hereof, and to the knowledge of Borrower does not fail to reflect any material matter affecting the Property or the title thereto.

Section 4.39 Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.40 Patriot Act.

All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section. Borrower hereby represents and warrants that Borrower and every Affiliate of Borrower or that to Borrower’s knowledge has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance, to the extent applicable, with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the applicable provisions of the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Manager, or Master

Lessee (or any of their respective beneficial owners or Affiliates) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower, Manager or Master Lessee or any of their respective Affiliates (other than Lender and its successors and/or assigns) to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 4.41 Assumptions

Each of the assumptions contained in the opinion related to issues of substantive consolidation delivered by Borrower to Lender on the date hereof are true and accurate.

Section 4.42 Ground Lease.

(a) Borrower is the owner of a valid and subsisting interest as lessee under each Ground Lease; (b) each Ground Lease is in full force and effect, and, unmodified by any writing or otherwise; (c) all rent, additional rent and other charges reserved therein have been paid to the extent they are payable to the date hereof; (d) Borrower enjoys the quiet and peaceful possession of the property demised thereby; (e) Borrower is not in default under any of the material terms thereof and there are no defaults under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period; (f) Borrower has not received notice from lessor under any Ground Lease of a default under any material term thereunder, which default has not been timely cured; (g) lessor under any Ground Lease is not in default under any of the material terms or provisions thereof on the part of the lessor to be observed or performed; (h) each Ground Lease or a memorandum thereof has been duly recorded; and (i) the terms of each Ground Lease extend not less than twenty (20) years beyond the Maturity Date.

Section 4.43 Survival.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.01 Existence; Compliance With Legal Requirements.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Property.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting the Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute an event of default thereunder; (iii) neither the Property, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non- compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding or as reasonably required by Lender to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender.

Section 5.02 Maintenance And Use Of Property.

Borrower shall cause the Property to be maintained in a good and safe condition and repair, ordinary wear and tear excepted. The Improvements and the Personal Property shall not be removed, demolished or, other than in accordance with the provisions of Section 5.21, materially altered (except for Tenant Improvements and replacement of the Personal Property in the ordinary course of Borrower’s business) without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 5.03 Waste.

Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.04 Liens, Taxes And Other Charges.

(a) Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof before the same become delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.06 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.06 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property prior to the same becoming delinquent.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Liens, Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute an event of default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Liens, Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Liens, Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits equal to one hundred percent (100%) of the contested amount, to insure the payment of any such Liens, Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Liens, Taxes or Other Charges under protest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien, in the event that Borrower shall prevail in any such contest, Lender shall release the security and reserve deposits furnished or delivered by Borrower pursuant to this Section 5.04(b) within ten (10) Business Days after the conclusion of the respective legal proceeding.

Section 5.05 Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings with respect to which Borrower has been served or threatened in writing against Borrower, which might materially adversely affect Borrower’s ability to perform its obligations under this Agreement and the other Loan Documents.

Section 5.06 Access To Property.

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice; provided that such agents, representatives and employees of Lender (a) do not unreasonably interfere with the business of any Tenant or the operation of the Property, and (b) are, at Borrower’s election, accompanied by a representative of Borrower, which representative shall be reasonably available to accompany Lender.

Section 5.07 Notice Of Default.

Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 5.08 Cooperate In Legal Proceedings.

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 5.09 Performance By Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

Section 5.10 Awards; Insurance Proceeds.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any actual out-of-pocket expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 5.11 Financial Reporting.

(a) Borrower shall keep adequate books and records of account in accordance with GAAP (to the extent applicable), or in accordance with other methods acceptable to Lender in its reasonable discretion, consistently applied and Borrower shall furnish to Lender:

(i) prior to a Securitization, at the request of Lender, monthly, and following a Securitization, quarterly and annual certified rent rolls prepared by Manager and signed and dated by Borrower, in the form delivered to Lender in connection with the underwriting of the Loan, within thirty (30) days after the end of each calendar month, forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(ii) prior to a Securitization, at the request of Lender, monthly, and following a Securitization, quarterly and annual operating statements of the Property, prepared by Manager and certified by Borrower in the form delivered to Lender in connection with Lender’s underwriting of the Loan (with the annual operating statement prepared and audited by an Acceptable Accountant following a monetary Event of Default), within thirty (30) after the end of each calendar month, forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(iii) annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower in the form delivered to Lender in connection with the underwriting of the Loan, prepared by Manager and certified by Borrower (with the annual financial statements prepared and audited by an Acceptable Accountant following a monetary Event of Default), within one hundred twenty (120) days after the close of each fiscal year of Borrower, as the case may be;

(iv) an Annual Budget not later than thirty (30) days prior to the commencement of each fiscal year of Borrower in form reasonably satisfactory to Lender, which shall include, among other things, a separate line item for budgeted income and expenses for the temporary showroom space at the Property. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement and other expenses beyond the Borrower’s control. Until Lender approves the initial Annual Budget, Operating Expenses shall be determined by Lender in its reasonable discretion. Lender’s consent to an Annual Budget shall be deemed granted if not disapproved by Lender in writing within fifteen (15) days of Lender’s receipt on the proposed Annual Budget in an envelope marked “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT” together with all other information and documentation related thereto requested by Lender; and

(v) within twenty-five (25) days after the end of each fiscal quarter, Borrower shall deliver an officer’s certificate to Lender certifying the Net Operating Income for the Property.

(b) Upon request from Lender, Borrower shall promptly furnish to Lender:

(i) a lease activity report for the Property in Borrower’s standard form, and with any other information reasonably requested by Lender, in reasonable detail and certified by Manager under penalty of perjury to be true and complete, but no more frequently than quarterly;

(ii) no more than annually, an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and

(iii) no more than annually, a report of all letters of credit provided by any Tenant in connection with any Lease of any part of the Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.

(c) Borrower shall comply with the following:

(i) If requested by Lender, Borrower shall provide Lender, promptly upon request, with the following financial statements if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan when combined with the principal amount of any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan when combined with the principal amount of any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed 20% of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization:

(A) A balance sheet with respect to the Property for the two most recent fiscal years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to the Property for the three most recent fiscal years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than one hundred thirty-five (135) days old as of the date of the document in which such financial statements are included, interim financial statements of the Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the

“Standard Statements”); provided, however, that with respect to a Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Borrower from an unaffiliated third party (such Property, “Acquired Property”), as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this section, Borrower shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X (“Acquired Property Statements”).

(B) Not later than forty-five (45) days after the end of each fiscal quarter following the date hereof, a balance sheet of the Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to subsection (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period).

(C) Not later than one hundred twenty (120) days after the end of each fiscal year following the date hereof, a balance sheet of the Property as of the end of such fiscal year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for such fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X.

(D) Within ten Business Days after notice from Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each an “Offering Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in subsection (f)(i) above; provided that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

(ii) If requested by Lender, Borrower shall provide Lender, promptly upon request, with summaries of the financial statements referred to in Section 5.11(c) hereof if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan and any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed ten percent (10%) (but is less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in a Securitization. Such summaries shall meet the requirements for “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, or such other requirements as may be determined to be necessary or appropriate by Lender.

(iii) All financial statements provided by Borrower hereunder pursuant to Section 5.11(c)(i) and (ii) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-X and other applicable legal requirements.

(iv) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial or operating information, as Lender shall determine to be required pursuant to Regulation S-X or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization (hereinafter an “Exchange Act Filing”) or as shall otherwise be reasonably requested by Lender.

(v) In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 5.11(c) hereof, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(vi) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in paper form and in the event that Lender requires financial statements in connection with subsection (c) above because the Loan when combined with the principal amount of any Affiliated Loans equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included in a Securitization (defined below), Borrower shall deliver such reports, statements and other information (A) on a diskette, and (B) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Excel for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(d) Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease pursuant to the terms of such Lease), and shall furnish to Lender and its agents convenient facilities during normal business hours at the office of Manager for the examination and audit of any such books and records.

(e) All items requiring the certification of Borrower shall, except where Borrower is an individual, require a certificate executed by the general partner, managing member, Chief Financial Officer or Chief Executive Officer of Borrower, as applicable (and the same rules shall apply to any sole shareholder, general partner or managing member which is not an individual).

Section 5.12 Estoppel Statement.

(a) After request by Lender, but no more than two (2) times in any twelve (12) month period, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants under a Lease demising space at the Property greater than or equal to 2,000 square feet and such other Leases reasonably requested by Lender (but only to the extent required under the respective Lease) attesting to such facts regarding the related Lease as Lender may reasonably require, including, but not limited to attestations, to the extent true and correct, to the effect that each such Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease; provided, Borrower shall not be required to deliver such estoppels more than one (1) time in any calendar year (or two (2) times in any calendar year while a Cash Management Period is continuing).

Section 5.13 Leasing Matters.

(a) Except for the Master Lease, if any, Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of the Property taken as a whole, (iv) is subject and subordinate to the Mortgage and the Tenant thereunder agrees to attorn to Lender, (v) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of the Property, (vi) has a base term of less than fifteen (15) years including options to renew, (vii) has no rent, credits, free rents or concessions granted thereunder that are greater than those offered in the ordinary course of Borrower’s business and consistent with past business practices of Borrower or the Manager, and (viii) is written on the standard form of lease approved by Lender. All proposed Leases that cover permanent showroom space in excess of 2,000 square feet each and which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section; provided, however, Lender’s consent shall be deemed granted if (A) not disapproved by Lender in writing within ten (10) business days of Lender’s receipt of either (x) the proposed Lease, or (y) a written Lease proposal which includes all material economic terms and other terms which materially change the Borrower’s standard form of Lease, in an envelope marked “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT” together with all other information and documentation related thereto requested by Lender, and (B) Borrower promptly delivers to Lender a copy of such Lease, prior to the execution of such Lease, which Lease shall contain terms and conditions substantially similar to those set forth in such written Lease proposal and shall not contain any terms (economic or otherwise) which are less favorable than those set forth in the Lease proposal.

(b) Borrower (i) shall observe and perform all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall send or receive thereunder with respect to any Lease demising space at the Property in excess of 2,000 square feet; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) shall not collect more than one percent (1%) of the total Rents with respect to the Property more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the landlord’s interest in any of the Leases or the Rents; and (vi) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms or market standards then prevailing in Dallas, Texas, for similarly situated properties, without the prior written consent of Lender.

(c) Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of the Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a materially adverse effect on the value of the Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening of a Lease demising more than 2,000 square feet of space at the Property which does not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense; provided, however, Lender’s consent shall be deemed granted if (i) not disapproved by Lender in writing within ten (10) business days of Lender’s receipt of a written summary of such amendment, modification, waiver, termination, rent reduction, space surrender or term shortening of such Lease in an envelope marked “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT” together with all other information and documentation related thereto requested by Lender, and (ii) Borrower promptly delivers to Lender a copy of such amendment, modification, waiver, termination, rent reduction, space surrender or term shortening of such Lease prior to the execution thereof, which amendment, modification, waiver, termination, rent reduction, space surrender or term shortening of such Lease shall contain terms and conditions substantially similar to those set forth in such written summary and shall not contain any terms (economic or otherwise) which are less favorable than those set forth in the Lease summary. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.

(d) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease (except to the extent the same is expressly required or permitted under such Major Lease); provided, however, Lender’s consent shall be deemed granted if (i) not disapproved by Lender in writing within ten (10) business days of Lender’s receipt of a written proposal of a Major Lease which includes all material economic terms and other terms which materially change the Borrower’s standard form of Lease in an envelope marked “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT” together with all other information and documentation related thereto requested by Lender, and (ii) Borrower promptly delivers to Lender a copy of such Major Lease, prior to the execution of such Major Lease, which Major Lease shall contain terms and conditions substantially similar to those set forth in such written Lease proposal and shall not contain any terms (economic or otherwise) which are less favorable than those set forth in the Lease proposal; provided, further, Borrower may, without Lender’s prior written consent, renew, extend, amend, or modify, the provisions of any Major Lease if such renewal, extension, amendment or modification results in such Major Lease having the same or better terms.

(e) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Lease during the continuance of an Event of Default or a Cash Management Period (except to the extent the same is required or permitted under such Lease).

(f) For purposes of subsections (a), (c) and (d) of this Section 5.13 only, Borrower shall be permitted to deliver the information and documentation required by such subsections as attachments to an email; provided, however, such email shall be sent to an email address previously approved in writing by Lender or Lender’s agent, and shall request that Lender’s agent respond to such email confirming receipt of the same.

Section 5.14 Property Management.

(a) Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b) If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred and is continuing; or (iii) a default has occurred and is continuing under the Management Agreement, Borrower shall, at the request of Lender, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(c) Intentionally Deleted.

(d) Except in connection with the CNL Transfer, if any, Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to the Property; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any management fees; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager.

(e) If during the term of the Loan the Borrower engages or replaces the Manager with a new property manager that is an Affiliated Manager, the Borrower shall deliver to Lender an opinion as to non-consolidation issues between the Borrower and such Affiliated Manager, such opinion to be acceptable to the Lender and the Rating Agencies.

Section 5.15 Liens.

Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16 Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 5.17 Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

Section 5.18 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19 No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax parcel separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 5.20 Reciprocal Easement Agreements.

Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall use commercially reasonable efforts to enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA

Section 5.21 Alterations.

Lender’s prior approval shall be required in connection with any alterations to any Improvements, exclusive of Tenant Improvements or alterations made pursuant to any Legal Requirement, (a) that would have a material adverse effect on the Property, (b) that are structural in nature or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, (iii) other securities reasonably acceptable to Lender and the Rating Agencies, or (iv) a completion bond, provided that such completion bond is reasonably acceptable to the Lender and the Rating Agencies. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. Lender shall release such security to Borrower upon Lender’s receipt of (i) copies of invoices for all items or materials purchased and all labor or services provided in connection with respect to such alterations to the Improvements over the Alteration Threshold, (ii) lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000 for completion of its work or delivery of its materials, and (iii) a certificate of completion from the architect and/or subcontractor, stating that all such improvements have been completed.

Section 5.22 Trade Indebtedness.

Borrower shall pay its trade payables and operational debt upon the earlier to occur of (a) sixty (60) days of the date incurred, and (b) the date the same is due and payable; provided, however, Borrower, at its own expense, after prior written notice to Lender, may contest any trade payable and operation debt in the same manner as provided in Section 5.04(b) hereof.

Section 5.23 Master Lease.

(a) Prior to entering into a CNL Transfer, if any, Borrower shall, and shall cause Master Lessee to, enter into (i) a Master Lease, in form and substance acceptable to Lender and any Rating Agencies in all respects, which shall not result in any material changes to (x) the operation of the Property, (y) the Lender’s underwriting of the Loan assuming that the Master Lease was in effect at the time of such underwriting, or (z) the Net Operating Income from the Property, and (ii) the Master Lease Subordination Agreement in the form attached hereto as Exhibit E.

(b) In addition to the foregoing, in connection with a CNL Transfer, if any, Borrower shall deliver, or cause to be delivered, to Lender (i) an opinion letter pertaining to substantive consolidation in form and substance satisfactory to Lender in its sole discretion, (ii)

evidence of Master Lessee’s and its managing member’s or general partner’s, as applicable, organization, capacity and good standing, and the qualification of the signers to execute the Master Lease Subordination Agreement, which evidence shall include, without limitation, certified copies of all documents relating to the organization and formation of Master Lessee and its managing member or general partner, as applicable, resolutions and consents of Master Lessee and its managing member or general partner, as applicable, (iii) and an opinion in form and substance and from counsel acceptable to Lender regarding the existence of Master Lessee and its general partner or managing member, as applicable, and enforceability, due authorization, execution and delivery of the Master Lease Subordination Agreement, and (iv) such other documents as Lender may reasonably require, including, without limitation, the termination of the Management Agreement.

ARTICLE VI

ENTITY COVENANTS

Section 6.01 Single Purpose Entity/Separateness.

Until the Debt has been paid in full, Borrower represents, warrants and covenants as follows:

(a) Borrower has not and will not:

(i) engage in any business or activity other than the ownership, development, operation, maintenance, improvement, renovation, exchange, disposition, leasing and management of the Property, and such activities necessary, appropriate or incidental thereto;

(ii) own any assets or property other than (A) the Property, and (B) incidental Personal Property necessary for the ownership and operation of the Property;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure other than an asset sale or transfer of ownership interests that is permitted pursuant to the Loan Documents;

(iv) fail to observe all applicable organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents that would cause the Borrower’s organizational documents to be in conflict with the provisions of the Loan Documents;

(v) own any subsidiary, or own or acquire stock in, any Person, except as otherwise permitted hereunder;

(vi) commingle its funds or other assets with those of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time four percent (4.0%) of the original principal amount of the Note;

(viii) fail to maintain all of its records, books of account, bank accounts, financial statements and accounting records separate and apart from those its Affiliates and any constituent parties, or list its assets on the financial statements of any other Person; provided, that, Borrower’s assets may be included in the consolidated financial statements of Affiliates, provided that such consolidated financial statements indicate the separateness of the Borrower from such Affiliates and that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person;

(ix) except for capital contributions or capital distributions permitted under the terms and conditions of Borrower’s organizational documents, enter into any contract or agreement with any member or any Affiliate, except upon a commercially reasonable basis and on terms similar to those of an arm’s-length transaction;

(x) fail to hold all of its assets in its own name, or maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

(xi) guaranty or become obligated for the debts of any other Person, hold itself out to be responsible for or have its credit available to satisfy the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person;

(xii) make any loans or advances to any third party (including any Affiliates) or acquire obligations or securities in its Affiliates or any other Person;

(xiii) file a consolidated federal income tax return with any other Person;

(xiv) fail either to hold itself out to the public at all times as a legal entity separate and distinct from any other Person (including Affiliates) or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its status as a separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its members or partners, as applicable, and the written consent of 100% of the managers or directors, as applicable, of each SPE Component Entity (if any), including, without limitation, each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that would cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii) (except for Borrower’s principal office for which Borrower is not allocated or charged any overhead or other costs because the commercial value of such space is de minimis) fail to allocate Borrower’s shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses or to use separate invoices and checks (to the extent the Borrower maintains a checking account);

(xviii) fail to remain solvent or pay its debts and liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds or assets as the same become due;

(xix) acquire obligations or securities of its partners, Affiliates or any other person;

(xx) violate or cause to be violated the assumptions made with respect to Borrower and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(xxi) fail to pay for the salaries of its own employees (if any) from its own funds, or fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations (it being understood that in light of Borrower’s contemplated business operations, Borrower may determine that no employees are required).

(b) If Borrower is a partnership, each general partner in the case of a general partnership, and each general partner in the case of a limited partnership, of Borrower shall be an SPE Component Entity. If Borrower is a multiple member limited liability company, Borrower shall at all times have a member that is an SPE Component Entity or shall comply with the requirements of Section 6.01(c) of this Agreement. An “SPE Component Entity” is a corporation or a Delaware single member limited liability company (which complies with the requirements in Section 6.01(c) below) whose sole asset is its interest in Borrower and which complies with all requirements of this Agreement that expressly apply to an SPE Component Entity. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.01(a)(iii) - (vi) and (viii) - (xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Borrower to comply with the provisions of this Section 6.01 and Section 6.04. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation or articles of organization, as applicable, are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status, no SPE Component Entity shall be required.

(c) In the event Borrower (or any SPE Component Entity) is a single member limited liability company or is a multiple-member limited liability company that does not have as one of its members an SPE Component Entity, then Borrower (or such SPE Component Entity) shall have at least two Independent Directors and two Special Members and shall be a Delaware limited liability company, and the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of a Member Cessation Event, the Special Members of Borrower (or such SPE Component Entity) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower (or such SPE Component Entity), automatically be admitted to Borrower (or such SPE Component Entity) and shall continue Borrower (or such SPE Component Entity) without dissolution and (ii) Special Member may not resign from Borrower (or such SPE Component Entity) or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower (or such SPE Component Entity) as Special Member in accordance with requirements of Delaware law. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower (or such SPE Component Entity) upon the admission to Borrower (or such SPE Component Entity) of a substitute Member, (ii) Special Member shall be a member of Borrower (or such SPE Component Entity) that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower (or such SPE Component Entity) assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower (or such SPE Component Entity) and shall not receive a limited liability company interest in Borrower (or such SPE Component Entity), (iv) Special Member, in its capacity as Special Member, may not bind Borrower (or such SPE Component Entity), (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower (or such SPE Component Entity), including, without limitation, the merger, consolidation or conversion of Borrower (or such SPE Component Entity). In order to implement the admission to Borrower (or such SPE Component Entity) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower (or such SPE Component Entity) as Special Member, Special Member shall not be a member of Borrower (or such SPE Component Entity), (vi) upon the occurrence of any event that causes the Member to cease to be a member of Borrower (or such SPE Component Entity), to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower (or such SPE Component Entity), agree in writing (A) to continue Borrower (or such SPE Component Entity) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower (or such SPE Component Entity), effective as of the occurrence of the event that terminated the continued membership of Member of Borrower (or such SPE Component Entity) in Borrower (or such SPE Component Entity), and (vii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower (or such SPE Component Entity) and upon the occurrence of such an event, the business of Borrower (or such SPE Component Entity) shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower (or such SPE Component Entity) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower (or such SPE Component Entity).

Section 6.02 Change Of Name, Identity Or Structure.

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower (except as may be permitted by Article 7 hereof), or each SPE Component Entity (if any), (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure (except as may be permitted by Article 7 hereof), without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Section 6.01 and Section 6.04 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.03 Business And Operations.

Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 6.04 Independent Director.

(a) The organizational documents of each SPE Component Entity (if any) shall provide that at all times there shall be, and Borrower shall cause there to be, at least two (2) duly appointed member of the board of directors or the board of managers, as applicable (each an

“Independent Director”) of such SPE Component Entity who is an Independent Director. An Independent Director is a Person serving as a director of a corporation or manager of a limited liability company who is not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as a director of such entity, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Borrower, any SPE Component Entity required under this Agreement or any of their respective shareholders, partners, members, subsidiaries or affiliates; (ii) a customer or creditor of, or supplier to, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates who derives any of its purchases or revenue from its activities with Borrower or any SPE Component Entity required under this Agreement or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer.

(b) The organizational documents of each SPE Component Entity (if any) shall provide that the board of directors or board of managers, as applicable, of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of directors or board of managers, as applicable, of such SPE Component Entity of Borrower unless at the time of such action there shall be at least one (1) member of the board of directors who is an Independent Director. An SPE Component Entity will not, without the unanimous written consent of its board of directors or board of managers, as applicable, including each Independent Director, on behalf of itself or Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors. A Borrower that is a single-member limited liability company or is a multiple-member limited liability company that does not have as one of its members an SPE Component Entity, shall have at least one Independent Director and shall not without the written consent of such Independent Director, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.

ARTICLE VII

NO SALE OR ENCUMBRANCE

Section 7.01 Transfer Definitions.

For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent employed to operate the Property in which Borrower, any SPE Component Entity (if any) or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Restricted Party” shall mean Borrower, any SPE Component Entity (if any), Master Lessee, if any, and any Affiliated Manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.02 No Sale/Encumbrance.

(a) Borrower shall not cause or permit a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, without the prior written consent of Lender.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of Manager (including, without limitation, the removal or resignation of an Affiliated Manager) other than in accordance with Section 5.14.

Section 7.03 Permitted Transfers.

Notwithstanding the provisions of Section 7.02, the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; and (b) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in a change in Control in the Restricted Party or change in control of the Property, or result in any SPE Component Entity which is a single member limited liability company having more than one member, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer. Notwithstanding the foregoing, any transfer that results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party shall comply with the requirements of Section 7.04 hereof. Notwithstanding the foregoing, but subject to the provisions of Article 6, the direct and indirect ownership interests of a Restricted Party may be Transferred, without Lender’s consent and without the payment of any fees, to any Affiliate of one or more of the following parties: (a) any Person who is a partner of Borrower as of the date hereof; (b) any Person which is a constituent partner or member of any partner of Borrower as of the date hereof; and (c) any one or more of the Crow Parties; provided, however, that, (i) no Event of Default has occurred and is continuing, (ii) no such Transfers shall result in (x) a change in Control of the day-to-day operations of the Property or (y) the Crow Parties owning, in the aggregate, less than fifty-one percent (51%) of the ownership interest in a Restricted Party, and (iii) the Property continues to be managed by a Qualified Manager, and (iv) in the event that more than forty-nine percent (49%) of the direct or indirect interests of a Restricted Party are Transferred to a Person other than a Crow Party, Lender shall have received (x) prior to such transfer, a revised substantive non-consolidation opinion acceptable to Lender and each of the Rating Agencies, and (y) written confirmation from the Rating Agencies that such transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization. Notwithstanding the foregoing, on or before the date which is one hundred twenty (120) days after the date hereof, up to eighty percent (80%) of the direct and indirect ownership interests in Borrower (excluding the ownership interests in the Borrower held by the SPE Component Entity, it being agreed that the ownership interest in the SPE Component Entity may be transferred to CNL) may be transferred (the “CNL Transfer”) to CNL Income Properties, Inc., a Delaware corporation (“CNL”) provided that each of the following conditions are satisfied: (A) no Event of Default is continuing, (B) Lender shall have received not less than thirty (30) days prior written notice of the CNL Transfer, (C) Borrower and the SPE Component Entity shall continue to comply with the provisions of Article 6 hereof, (D) Lender shall have received a revised substantive non-consolidation opinion, acceptable to Lender in its sole discretion, reflecting the CNL Transfer, (E) Lender shall have received written confirmation from the Rating Agencies that the CNL Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (F) Borrower shall comply with the provisions of Section 5.23 hereof and (G) if the SPE Component Entity is a single member limited liability company, the CNL Transfer shall not result in such SPE Component Entity having more than one (1) member. No fees or charges shall be required to be paid to Lender or its Affiliates in connection with the CNL Transfer, if any, other than Lender’s out-of-pocket costs and expenses, including, without limitation, reasonable attorney’s fees, incurred in connection with the CNL Transfer. Following the CNL Transfer, if any, up to twenty percent (20%) of the interests in Borrower owned by the Crow Parties (other than any interests held by the SPE Component Entity) which have not been transferred to CNL may be transferred without Lender’s prior written consent.

Section 7.04 Lender’s Rights.

Except for transfers permitted pursuant to Section 7.03 hereof, Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s reasonable and actual expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (e) the Manager continuing to manage the Property or a new manager for the Property and a new management agreement satisfactory to Lender, and (f) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All reasonable expenses actually incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer. Notwithstanding anything to the contrary contained in this Section 7.04, in the event a substantive non-consolidation opinion was delivered to Lender and the Rating Agencies in connection with the closing of the Loan, and if any Sale or Pledge permitted under this Article 7 results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

Section 7.05 Assumption.

Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a transfer of the Property in its entirety to, and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a) no Event of Default has occurred and is continuing;

(b) Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than forty-five (45) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and

Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate. In no event shall Lender consent to a proposed transfer prior to a Securitization if the consideration to be paid by the Transferee for the Property, as determined by Lender in its sole discretion, is less than the appraised value of the Property as determined by Lender based upon the appraisal delivered to Lender in connection with Lender’s underwriting of the Loan;

(c) Borrower shall have paid to Lender, concurrently with the closing of such transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the transfer;

(d) Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption by Transferee;

(e) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(f) Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g) Transferee shall have furnished to Lender, if Transferee is a corporation, partnership, limited liability company or other entity, all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof;

(h) Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement;

(i) Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Mortgage, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request;

(j) if required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the transfer will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;

(k) Borrower’s obligations under the contract of sale or assumption agreement pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.05; and

(1) Transferee shall, prior to such transfer, deliver a substantive non-consolidation opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.05 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of the Property. Subject to the provisions of Sections 12.06, 14.04 and 15.01 hereof as to matters occurring or arising through and including the date of an assumption, upon the occurrence of an assumption in accordance with the provisions of this Section 7.05, the Borrower shall have no further obligations under the Loan which arise after the date of such assumption.

Section 7.06 Property Release Provisions.

(a) Subject to the satisfaction of the conditions set forth in Section 2.04(g) and the satisfaction of the conditions set forth below, Lender agrees to release (the “Market Hall Release”) the Market Hall Parcel from the lien of the Mortgage. Such Market Hall Release is conditioned upon satisfaction of the following:

(i) Borrower shall pay to Lender an amount equal to $14,691,780.82 (the “Release Amount”), which amount shall be used to effectuate a Partial Defeasance in accordance with Section 2.04(g) hereof;

(ii) The Debt Service Coverage Ratio for the Property after the Market Hall Release shall be equal to or greater than the Debt Service Coverage Ratio for the Property immediately preceding the Market Hall Release;

(iii) no Event of Default under the Loan Documents shall have occurred and be continuing;

(iv) on or prior to the date which is not less than sixty (60) days prior to the proposed Market Hall Release, Lender shall have received evidence, satisfactory to Lender in its sole discretion, that (i)(x) the Market Hall Parcel has been legally subdivided from the Property or (y) the Market Hall Parcel will be legally subdivided from the Property contemporaneously with the Release, and (ii) the remaining Property shall constitute a separate legal tax lot;

(v) Lender shall have received a written request for the Market Hall Release at least ninety (90) days prior to the anticipated date of the Market Hall Release, which written request shall include a metes and bounds description of the Market Hall Parcel;

(vi) Borrower shall pay all third party costs, taxes and expenses incurred with respect to the Market Hall Release including Lender’s reasonable attorney fees and the cost of any new appraisal obtained in connection with the Market Hall Release;

(vii) Lender shall have received a redated endorsement to Lender’s Title Insurance Policy insuring that (i) the Market Hall Parcel has been legally subdivided from the Property and (ii) the security title granted by the Security Instrument remains a valid first priority security title on the Property (except that portion thereof comprising the Market Hall Parcel), subject only to the Permitted Encumbrances;

(viii) Lender shall have received documentation necessary to effectuate the Market Hall Release, in form and content consistent with that customarily used by Lender at the time;

(ix) Lender shall have received evidence that no tax liens encumber either the Property or the Market Hall Parcel, which evidence shall be satisfactory to Lender in its sole discretion;

(x) Lender shall have received a current TLTA survey of the Property as subdivided from the Market Hall Parcel;

(xi) Lender shall have received written certification to Lender from a zoning consultant reasonably acceptable to Lender that no such Market Hall Release shall involve (x) any parking areas necessary to comply with any zoning or legal requirements or (y) any portion of the Improvements on the Property (other than the Improvements on the Market Hall Parcel);

(xii) Lender shall have received a certificate from an officer of Borrower, together with evidence demonstrating that, (i) the Market Hall Parcel is not necessary for the operation or use of the remaining Property for its use (immediately after giving effect to the Market Hall Release), and (ii) the subdivision in connection with the Market Hall Release shall not adversely affect the utility or operation of the remaining Property (immediately after giving effect to the Market Hall Release);

(xiii) Simultaneously with the Market Hall Release, Borrower shall convey its leasehold title to the Market Hall Parcel to a Person other than Borrower;

(xiv) Lender shall have received evidence demonstrating that following the Market Hall Release, the remaining Property will be in compliance with all applicable Legal Requirements, including, but not limited to, Legal Requirements with respect to zoning and parking;

(xv) the Market Hall Release shall not occur on a date that is within the period commencing thirty (30) days prior to and terminating thirty (30) days after the Securitization of the Loan;

(xvi) intentionally reserved;

(xvii) a confirmation from the applicable Rating Agencies rating the Securities that such obligations will not cause a downgrade, withdrawal or qualification of the initial, or, if higher, then applicable ratings of the Securities; and

(xviii) Lender shall have received an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Market Hall Release.

(b) Subject to the satisfaction of the conditions set forth below, Lender agrees to release (the “Garage Release”) the Garage Parcels from the lien of the Mortgage. Such Garage Release is conditioned upon satisfaction of the following:

(i) no Event of Default under the Loan Documents shall have occurred and be continuing;

(ii) on or prior to the date which is not less than sixty (60) days prior to the proposed Garage Release, Lender shall have received evidence, satisfactory to Lender in its sole discretion, that (i) the Garage Parcels are legally subdivided from the Property, and (ii) the remaining Property shall constitute a separate legal tax lot;

(iii) Lender shall have received a written request for the Garage Release at least ninety (90) days prior to the anticipated date of the Garage Release;

(iv) Borrower shall pay all third party costs, taxes and expenses incurred with respect to the Garage Release including Lender’s reasonable attorney fees;

(v) Lender shall have received a redated endorsement to Lender’s Title Insurance Policy insuring that (i) the Garage Parcels are legally subdivided from the Property (ii) the Property, after the Garage Release, shall have access to and physically abut a public street, and (iii) the security title granted by the Security Instrument remains a valid first priority security title on the Property (except that portion thereof comprising the Garage Parcel), subject only to the Permitted Encumbrances;

(vi) Lender shall have received documentation necessary to effectuate the Garage Release, in form and content consistent with that customarily used by Lender at the time;

(vii) Lender shall have received evidence that no tax liens encumber either the Property or the Garage Parcel, which evidence shall be satisfactory to Lender in its sole discretion;

(viii) Lender shall have received a current TLTA survey of the Property as subdivided from the Garage Parcel;

(ix) Lender shall have received written certification to Lender from a zoning consultant reasonably acceptable to Lender that no such Garage Release shall involve (x) any parking areas necessary to comply with any zoning or legal requirements or (y) any portion of the Improvements on the Property (other than the Improvements on the Garage Parcel);

(x) Lender shall have received a certificate from an officer of Borrower, together with evidence demonstrating that, (i) the Garage Parcel is not necessary for the operation or use of the remaining Property for its use (immediately after giving effect to the Garage Release), and (ii) the subdivision in connection with the Garage Release shall not adversely affect the utility or operation of the remaining Property (immediately after giving effect to the Garage Release);

(xi) Simultaneously with the Garage Release, Borrower shall convey its leasehold title to the Garage Parcel to a Person other than Borrower;

(xii) Lender shall have received evidence demonstrating that following the Garage Release, the remaining Property will be in compliance with all applicable Legal Requirements, including, but not limited to, Legal Requirements with respect to zoning and parking;

(xiii) the Garage Release shall not occur on a date that is within the period commencing thirty (30) days prior to and terminating thirty (30) days after the Securitization of the Loan;

(xiv) a confirmation from the applicable Rating Agencies rating the Securities that such obligations will not cause a downgrade, withdrawal or qualification of the initial, or, if higher, then applicable ratings of the Securities; and

(xv) Lender shall have received an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Garage Release.

ARTICLE VIII

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.01 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive “all risk” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property or waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000 for all such insurance coverage; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to $50,000,000.00; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities contained in Article 12 and Article 14 hereof to the extent the same is available;

(iii) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding period of coverage required above. So long as no Event of Default is continuing, all proceeds payable to Lender pursuant to this subsection shall (x) if the proceeds payable pursuant to this subsection are paid to Lender on a monthly basis, deposited into the Lockbox Account, or (y) if the proceeds payable pursuant to this subsection are paid to Lender in a lump sum, such proceeds shall held by Lender and deposited into the Lockbox based on the amortization of such lump sum over the number of months for which such lump sum payment was made; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, to the extent required by applicable law of the State, and employer’s liability insurance in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above;

(viii) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located; and

(ix) With respect to the Policies required to be maintained pursuant to clauses (i) through (viii) above, during any period of the term of the Loan that TRIA is in effect, Borrower shall maintain coverage against all “certified acts of terrorism” as defined by TRIA. For any acts of terrorism not defined by TRIA as “certified acts of terrorism” and during any period during the term of the Loan that TRIA is not in effect, Borrower shall use commercially reasonable efforts, consistent with those of prudent owners of institutional quality commercial real estate to maintain insurance coverage against Losses resulting from such acts, in an amount not to exceed the then current principal balance of the Loan.

(b) All insurance provided for in Section 8.01(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and to the extent specified in this Section 8.01 shall be subject to the reasonable approval of Lender as to deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better by at least two Rating Agencies, one of which must be S&P or such other Rating Agencies approved by Lender. The Policies described in Section 8.01(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. To the extent such Policies are not available as of the Closing Date, upon Lender’s request, Borrower shall deliver certified copies of all Policies to Lender not later than thirty (30) days after the Closing Date. Not less than ten (10) days prior to the expiration dates of the certificates of insurance of the Policies theretofore furnished to Lender, certificates of insurance of the renewal Policies accompanied by evidence satisfactory to Lender of payment of the premiums currently due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 8.01(a).

(d) All Policies provided for or contemplated by Section 8.01(a), except for the Policy referenced in Section 8.01(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 8.01(a) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, upon ten (10) days prior written notice to Borrower, to take such action as Lender deems reasonably necessary to protect its interest in the Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon five (5) days written notice and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 8.02 Casualty.

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (a) give prompt notice of such Casualty to Lender and (b) if the Net Proceeds are or will be made available for Restoration, promptly commence and diligently prosecute the Restoration of the Property in accordance with Section 8.04. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Upon ten (10) days prior written notice to Borrower, Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.

Section 8.03 Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through

Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of reasonable expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall, so long as the Net Proceeds are or will be made available for Restoration, promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 8.04. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 8.04 Restoration.

The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than $1,000,000.00 and the costs of completing the Restoration shall be less than $1,000,000.00, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.04(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with commercially reasonable due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than $1,000,000.00 or the costs of completing the Restoration are equal to or greater than $1,000,000.00, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 8.04. The term “Net Proceeds” for purposes of this Section 8.04 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Sections 8.01(a)(i), (iv), (vi) and (vii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default has occurred and is continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of a Casualty and the amount of damage does not exceed thirty percent (30%) of the

Property’s fair market value immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is taken and the taking does not exceed ten percent (10%) of the Property’s fair market value immediately prior to the occurrence of such taking;

(C) Leases covering in the aggregate at least sixty percent (60%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, and each Major Lease in effect as of such date shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D) Borrower shall, subject only to delays arising in connection with Force Majeure, commence the Restoration as soon as reasonably practicable (but in no event later than seventy-five (75) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to reasonably satisfactory completion;

(E) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.01(a)(iii) above or other funds which Borrower contributes;

(F) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Major Leases or material agreements affecting the Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.01(a)(iii) (as the same may be extended, renewed or replaced by Borrower in accordance with the provisions hereof);

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion, subject only to delays arising in connection with Force Majeure, and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget for the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an Eligible Account until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4(b) (provided, however, that Insurance Proceeds from the Policies pursuant to Section 8.01(a)(iii) shall be controlled by the Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and Operating Expenses), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all requirements set forth in Section 8.04(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior reasonable review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”); provided, however, Lender’s consent shall be deemed granted if not disapproved by Lender in writing within ten (10) business days of Lender’s receipt on the Restoration Consultant’s approval and acceptance of the plans and specifications if written notice of Lender’s non-acceptance is not given to Borrower within ten (10) business days of Lender’s receipt of such Restoration Consultant’s approval and acceptance of such plans and specifications; provided, however, in the event of an emergency situation, which shall include, the occurrence of a Casualty or Condemnation which occurs within thirty (30) days prior to a trade show at the Property, Borrower shall be permitted to commence restoration without the Restoration Consultant’s review and approval of such plans and specifications but shall otherwise comply with the provisions of this subsection (iii). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $250,000 under which they have been engaged, shall be subject to prior reasonable review and acceptance by Lender and the Restoration Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower within ten (10) days after receipt of demand therefore and evidence of the amounts thereof.

(iv) Except as provided in Section 8.04(b)(vii) hereof, in no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of reasonably satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.04(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.04(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.04(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.04(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default has occurred and is continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 8.04(b)(vii) may (x) be retained and applied by Lender toward the payment of the Debt (and Borrower shall not be required pay any Prepayment Fee or penalty in connection therewith) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall reasonably designate.

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

ARTICLE IX

RESERVE FUNDS

Section 9.01 Required Repairs.

(a) Borrower shall make the repairs and improvements to the Property set forth on Schedule I and as more particularly described in the Physical Conditions Report prepared in connection with the closing of the Loan (such repairs hereinafter referred to as “Required Repairs”). Subject only to delays arising in connection with Force Majeure, Borrower shall complete the Required Repairs in a good and workmanlike manner on or before the date that is twelve (12) months from the date hereof or within such other time frame for completion specifically set forth on Schedule I.

(b) Borrower shall establish on the date hereof a sub account of the Cash Management Account with Lender or Lender’s agent to fund the Required Repairs (the “Required Repair Account”) into which Borrower shall deposit on the date hereof the amount of $1,733,750.00, which amount equals 125% of the estimated cost for the completion of the Required Repairs. Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds”.

Section 9.02 Replacements.

(a) On an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep the Property in good order and repair and in a good marketable condition or prevent deterioration of the Property, ordinary wear and tear excepted, including, but not limited to, those repairs, replacements and improvements more particularly described as replacements in the Physical Conditions Report prepared in connection with the closing of the Loan and listed on Schedule II attached hereto and made a part hereof (collectively, the “Replacements”). Borrower shall complete all Replacements in a good and workmanlike manner and, subject only to delays arising in connection with Force Majeure, as soon as commercially reasonable after commencing to make each such Replacement.

(b) Borrower shall establish on the date hereof a sub account of the Cash Management Account with Lender or Lender’s agent to fund the Replacements (the “Replacement Reserve Account”) into which Borrower shall deposit (i) $188,787.50 into the Replacement Reserve Account on each Scheduled Payment Date commencing on the first (1st) Scheduled Payment Date and continuing on each Scheduled Payment Date through and including the sixtieth (60th) Scheduled Payment Date, and (ii) $78,947.50 into the Replacement Reserve Account on each Scheduled Payment Date commencing on the sixty first (61st) Scheduled Payment Date and continuing on each Scheduled Payment Date through and including the one hundred twentieth (120th) Scheduled Payment Date (collectively, the “Replacement Reserve Monthly Deposit”). Amounts so deposited shall hereinafter be referred to as “Replacement Reserve Funds”. Lender may, in its reasonable discretion, adjust the Replacement Reserve Monthly Deposit from time to time to an amount sufficient to maintain the proper maintenance and operation of the Property. In the event Lender shall at any time increase the Replacement Reserve Monthly Deposit, Borrower may, at its election, request that Lender obtain, at the sole cost and expense of Borrower, a Physical Conditions Report prepared by an engineer selected by Lender in its reasonable discretion, in which case the Replacement Reserve Monthly Deposit shall be adjusted by Lender based on the results of such report, provided that in no event shall such amounts be reduced below the initial amount of the Replacement Reserve Monthly Deposit set forth herein; provided, however, in the event Lender elects to so obtain a Physical Conditions Report, Lender shall deliver a copy of such Physical Conditions Report to Borrower upon Lender’s receipt of a written notice from Borrower requesting the same. Notwithstanding the foregoing, so long as (x) no Event of Default has occurred and is continuing, (y) a Cash Management period is not continuing, and (z) Borrower delivers evidence to Lender that Borrower has paid all Taxes and Insurance Premiums prior to the date the same are delinquent, Borrower shall not be required to make the Replacement Reserve Monthly Deposit.

Section 9.03 Tenant Improvements and Leasing Commissions.

(a) Borrower hereby agrees to (a) perform, or cause to be performed, tenant improvements required under any Lease entered into in accordance with the provisions of Section 5.13 of this Agreement (collectively, the “Tenant Improvements”), and (b) pay the costs of leasing commissions incurred by Borrower in connection with the leasing of the Property or a portion thereof (collectively, “Leasing Commissions”).

(b) Borrower shall establish on the date hereof a sub account of the Cash Management Account with Lender or Lender’s agent to fund Tenant Improvements and Leasing Commissions (the “Leasing Reserve Account”) into which Borrower shall deposit (i) the sum of $0.00 (the “Leasing Reserve Monthly Deposit”) on each Scheduled Payment Date and (ii) any sum or termination fee payable to Borrower in connection with any Tenant’s election to exercise any early termination option contained in its respective lease of space at the Property (the “Termination Fee Deposit”) on the date of Borrower’s receipt thereof. Amounts so deposited shall hereinafter be referred to as the “Leasing Reserve Funds”. Notwithstanding the foregoing, so long as (i) no Event of Default have occurred and is continuing, (ii) a Cash Management Period is not continuing, and (iii) Borrower delivers evidence to Lender that Borrower has paid all Taxes and Insurance Premiums prior to the date the same are delinquent, Borrower shall not be required to make the Leasing Reserve Monthly Deposit.

Section 9.04 Required Work.

Subject only to delays arising in connection with Force Majeure, Borrower shall diligently pursue all Required Repairs, Replacements and Tenant Improvements (collectively, the “Required Work”) to completion in accordance with the following requirements:

(a) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $500,000. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(b) In the event Lender determines in its reasonable discretion that any Required Work is not being or has not been performed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Required Work and to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the Required Repair Funds or the Replacement Reserve Funds, as applicable, toward the labor and materials necessary to complete such Required Work, upon ten (10) days prior written notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(c) In order to facilitate Lender’s completion of the Required Work, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be reasonably necessary to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be reasonably necessary for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.

(d) Nothing in this Section 9.04 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(e) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.04 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at the Property, and to complete any Required Work made pursuant to this Section 9.04. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.04 or the completion of Required Work pursuant to this Section 9.04.

(f) Lender may, to the extent any Required Work would reasonably require an inspection of the Property, inspect the Property at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Borrower shall pay Lender a reasonable inspection fee not exceeding $1,000 for each such inspection; provided, Borrower shall not be required to pay such inspection fee more than three (3) times in any one (1) calendar year. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall pay the reasonable and actual expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(g) The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances), subject, however, to Borrower’s right to contest any such Liens pursuant to Section 5.04(b) hereof.

(h) Before each disbursement of the Reserve Funds, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the Property (other than Liens being contested by Borrower pursuant to Section 5.04(b) hereof) since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (except for Permitted Encumbrances).

(i) All Required Work shall comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j) Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and remains uncured.

Section 9.05 Release Of Reserve Funds.

(a) Within ten (10) days following written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower amounts from (i) the Required Repair Account to the extent necessary to reimburse Borrower for, or disburse an amount to Borrower equal to, the actual costs of each Required Repair (but not exceeding 125% of the original estimated cost of such Required Repair as set forth on Schedule I, unless Lender has agreed to reimburse Borrower for, or disburse an amount to Borrower equal to, such excess cost pursuant to Section 9.05(f)) or (ii) the Replacement Reserve Account to the extent necessary to reimburse Borrower for, or disburse an amount to Borrower equal to, the actual costs of any approved Replacements, or (iii) the Leasing Reserve Account to the extent necessary to reimburse Borrower for, or disburse an amount to Borrower equal to, the actual costs of Tenant Improvements and/or Leasing Commissions incurred in connection with Leases entered into in accordance with the Loan Documents, provided that (A) such Leasing Commissions are reasonable and customary for properties similar to the Property and the portion of the Property leased for which such Leasing Commissions are due, and (B) the amount of such Leasing Commissions are determined pursuant to arm’s-length transactions between Borrower and any leasing agent to which a Leasing Commission is due, and excluding any Leasing Commissions which shall be due any member, general partner or shareholder of Borrower or any Affiliate of Borrower (other than Leasing Commissions payable to Market Center Management Company, Ltd., a Texas limited partnership). Notwithstanding the preceding sentence, in no event shall Lender be required to (x) disburse any amounts which would cause the amount of funds remaining in the Required Repair Account after any disbursement (other than with respect to the final disbursement) to be less than 125% of the then current estimated cost of completing all remaining Required Repairs for the Property, (y) disburse funds from any of the Reserve Accounts if an Event of Default has occurred and is continuing, or (z) disburse funds from the Replacement Reserve Account to reimburse Borrower for the costs of routine repairs or maintenance to the Property or for costs which are to be reimbursed from funds held in the Required Repair Account or for Tenant Improvements and Leasing Commissions.

(b) Each request for disbursement from any of the Reserve Accounts shall be on a form provided or approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided and (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made, and (iii) include, if such request for disbursement is in connection with Tenant Improvements, a certificate from the Tenant(s) for which the Tenant Improvements have been performed stating that such Tenant Improvements have been completed (except for minor punchlist items) in a manner satisfactory and acceptable to such Tenant(s) and (unless disbursement is requested pursuant to Section 9.05(d)), such Tenant(s) have accepted the premises demised under their applicable Lease(s), and containing such other information as Lender may require, in form and substance reasonably satisfactory to Lender, and/or if such request for disbursement is in connection with Leasing Commissions, a certificate from the leasing agent that no further sums are due to it in connection with the applicable Lease; provided, however, for disbursements made in connection with Leasing Commissions, so long as the market conditions in Dallas, Texas, are such that Leasing Commissions are to be paid in an amount equal to one-half (1/2) of such Leasing Commissions when the Tenant signs the Lease, and the other one-half (1/2) of such Leasing Commissions when the Tenant takes physical occupancy of its space at the Property, then Borrower shall be entitled to receive disbursements in the amount equal to one-half (1/2) of the amount of such Leasing Commissions due (1) at such time as a Lease for space at the Property is fully executed, and (2) at such time as the Tenant under such Lease takes physical occupancy of its demised premises at the Property. With each request Borrower shall certify that all Required Work has been performed in accordance with all Legal Requirements. Except as provided in Section 9.05(d), each request for disbursement shall be made only after completion of the Required Repair, Replacement or Tenant Improvement (except for minor punchlist items) (or the portion thereof completed in accordance with Section 9.05(d)), or the full performance by the leasing agent of its obligations (in the case of Leasing Commissions), as applicable, for which disbursement is requested. Borrower shall provide Lender evidence satisfactory to Lender in its reasonable judgment of such completion or performance.

(c) Borrower shall pay all invoices in connection with the Required Work with respect to which a disbursement is requested prior to submitting such request for disbursement from the Reserve Accounts or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the Required Work. Lender shall pay each such reimbursement pursuant to this Section 9.05 within ten (10) Business Days after Borrower has submitted such request to Lender and Lender has received all other information and documentation as required by this Section 9.05. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement of the Reserve Funds. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied

(including equipment and fixtures) for the Required Work for which Borrower is seeking reimbursement by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request). In the case of Leasing Commissions, payment shall be made to any leasing agent to which a Leasing Commission is due in the amount of invoices submitted by such leasing agent, provided all of the other conditions for disbursements for such Leasing Commissions are satisfied in the judgment of Lender.

(d) If (i) the contractor performing such Required Work requires periodic payments pursuant to terms of a written contract, and (ii) Lender has approved in writing in advance such periodic payments, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, and (D) in the case of a Replacement, funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required.

(e) Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $50,000 or (ii) the total cost of the Required Work or the portion of the Leasing Commission then due and payable for which the disbursement is requested.

(f) In the event any Borrower requests a disbursement from the Required Repair Account to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Required Repairs specified on Schedule I, or for a Required Repair to the extent the cost of such Required Repair exceeds 125% of the estimated cost of such Required Repair as set forth on Schedule I (in either case, an “Additional Required Repair”), Borrower shall disclose in writing to Lender the reason why funds in the Required Repair Account should be used to pay for such Additional Required Repair. If Lender determines that (i) such Additional Required Repair is of the type intended to be covered by the Required Repair Account, (ii) such Additional Required Repair is not covered or is not of the type intended to be covered by the Replacement Reserve Account, (iii) costs for such Additional Required Repair are reasonable, (iv) the funds in the Required Repair Account are sufficient to pay for such Additional Required Repair and all other Required Repairs for the Property specified on Schedule I, and (v) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Required Repair Account within ten (10) days thereof.

(g) In the event any Borrower requests a disbursement from the Replacement Reserve Account to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Replacements specified in the Physical Conditions Report prepared in connection with the closing of the Loan (an “Additional

Replacement”), Borrower shall disclose in writing to Lender the reason why funds in the Replacement Reserve Account should be used to pay for such Additional Replacement. If Lender determines that (i) such Additional Replacement is of the type intended to be covered by the Replacement Reserve Account, (ii) such Additional Replacement is not covered or is not of the type intended to be covered by the Required Repair Account, (iii) costs for such Additional Replacement are reasonable, (iv) the funds in the Replacement Reserve Account are sufficient to pay for such Additional Replacement and all other Replacements for the Property specified in the Physical Conditions Report, and (v) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Replacement Reserve Account within ten (10) days thereof.

(h) Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.

(i) If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its sole discretion shall either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account. In allocating any such excess, Lender may deal with the Person shown on Lender’s records as being the owner of the Property. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after written notice from Lender to Borrower requesting payment thereof.

(j) The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(k) Upon the earlier to occur of (i) the timely completion of all Required Repairs and any Additional Required Repairs, if any, in accordance with the requirements of this Agreement, as verified by Lender in its reasonable discretion, or (ii) the payment in full of the Debt, all amounts remaining on deposit, if any, in the Required Repair Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto.

(l) Upon payment in full of the Debt, all amounts remaining on deposit, if any, in the Replacement Reserve Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto.

(m) Upon the earlier to occur of (i) the completion of all Tenant Improvements and the full performance by the leasing agent of its obligations with respect to any Leasing Commissions, as verified by Lender in its reasonable discretion, or (ii) the payment in full of the Debt, all amounts remaining on deposit, if any, in the Leasing Reserve Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto.

Section 9.06 Tax And Insurance Reserve Funds.

Borrower shall establish on the date hereof a sub account of the Cash Management Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.04 and Section 8.01 hereof (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the date hereof $0.00, which amount, when added to the required monthly deposits set forth in the next sentence, is sufficient to make the payments of Taxes and Insurance Premiums as required herein. Borrower shall deposit into the Tax and Insurance Reserve Account on each Scheduled Payment Date (a) one-twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent Lender has waived the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.01(c), one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.04 and Section 8.01 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.04 and Section 8.01 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the Property. Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned to Borrower or the person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after written notice from Lender to Borrower requesting payment thereof. Notwithstanding the foregoing, so long as (A) no Event of Default is continuing, (B) Borrower has delivered evidence to Lender, satisfactory to Lender in its reasonable discretion, that Borrower has paid all Taxes and Insurance Premiums at least ten (10) business days prior to the date the same are due, and (C) a Cash Management Period is not continuing, then Borrower shall not be required to make monthly deposits into the Tax and Insurance Reserve Account pursuant to this Section 9.06; provided, however, in the event that Borrower has not satisfied the conditions set forth in clauses (A)-(C) above and Borrower is therefore required to make monthly deposits for Taxes and Insurance Premiums in accordance with the provisions of this Section 9.06, then, so long as no Event of Default is continuing, upon Borrower’s satisfactions of the conditions set forth in clauses (A)-(C) above, Borrower shall be entitled to receive a disbursement from the Tax and Insurance Reserve Account in an amount equal to all Tax and Insurance Reserve Funds then on deposit in the Tax and Insurance Reserve Account. Notwithstanding the foregoing, so long as (i) Borrower is maintaining all or a portion of the insurance required under Section 8.01(a) through a blanket insurance policy in accordance with the terms and conditions hereof, including, but not limited to, Section 8.01(c) hereof, (ii) no Event of Default has occurred and is continuing and (iii) Borrower provides Lender with evidence in form and substance satisfactory to Lender of the annual renewal of such blanket insurance policy, Borrower shall not be required to escrow for Insurance Premiums as set forth in this Section 9.06 for that portion of the insurance required under Section 8.01(a) which is covered by the blanket insurance policy in accordance with the terms hereof. In the event that, at any time, a blanket insurance policy is not in effect in accordance with the terms and conditions hereof, Borrower shall immediately provide for either (x) an individual policy for the Property complying with the terms and conditions set forth herein and shall immediately commence making deposits for Insurance Premiums in accordance with this Section 9.06 or (y) a replacement blanket policy complying with the terms and conditions set forth herein.

Section 9.07 Excess Cash Reserve.

(a) Borrower shall establish on the date hereof a sub-account of the Cash Management Account into which funds shall be deposited in accordance with Section 10.02(d) hereof on each Scheduled Payment Date during the continuance of a Cash Management Period (the “Excess Cash Reserve Account”). Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds”. The Excess Cash Reserve Funds shall be disbursed to Borrower’s Account upon the earlier to occur of (a) payment in full of the Debt or (b) the discontinuation of a Cash Management Period, if any. Nothing set forth in this Section 9.07 or in Article 10 hereof shall in any manner limit or otherwise affect Lender’s right to exercise its remedies during the continuance of an Event of Default.

(b) Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower may, not more than one (1) time in any fiscal quarter, deliver to Lender a Letter of Credit in the amount of the Excess Cash Reserve. Upon Lender’s receipt of such Letter of Credit, Lender shall release the Excess Cash Reserve Funds to Borrower. Any Letter of Credit delivered to Lender pursuant to this Section 9.07(b) shall be released to Borrower upon the earlier to occur of (i) the date that is thirty (30) days after payment in full of the Debt or (ii) the discontinuation of a Cash Management Period, if any.

(c) For purposes of determining whether or not a Cash Management Period has occurred, Borrower may elect to deliver to Lender a Letter of Credit in an amount which, if subtracted from the then outstanding principal balance of the Loan, would result in a Debt Service Coverage Ratio greater than 1.15 to 1.00. If Borrower elects to deliver such Letter of Credit to Lender, then a Cash Management Period shall not commence. Any Letter of Credit delivered to Lender pursuant to this Section 9.07(c) shall be released to Borrower upon the earlier to occur of (i) the date that is thirty (30) days after payment in full of the Debt or (ii) the date the Debt Service Coverage Ratio for the Property, as reasonably determined by Lender, exceeds 1.15 to 1.00 for two (2) consecutive fiscal quarters (irrespective of any Letter of Credit delivered pursuant to this Section 9.07(c)).

Section 9.08 Operating Expenses; Extraordinary Expenses.

(a) Borrower shall establish on the date hereof a sub-account of the Cash Management Account into which Borrower shall deposit, on each Scheduled Payment Date during the continuation of an Event of Default and/or a Cash Management Period, funds sufficient to pay the deficiency between all Operating Expenses to be incurred for the following month in accordance with the Annual Budget approved by Lender (the “Operating Expense Reserve Account”) and any amounts on deposit in the Operating Expense Reserve Account. Amounts so deposited shall hereinafter be referred to as the “Operating Expense Reserve Funds”.

(b) Borrower shall establish on the date hereof a sub-account of the Cash Management Account with Lender or Lender’s agent into which Borrower shall deposit, on each Scheduled Payment Date during the continuation of an Event of Default and/or a Cash Management Period, funds sufficient to pay any Extraordinary Expenses for the following month which have been approved by Lender (the “Extraordinary Expense Reserve Account”). Amounts so deposited shall hereinafter be referred to as the “Extraordinary Expense Reserve Funds”.

Section 9.09 Ground Lease Reserve Account.

Borrower shall establish on the date hereof a sub account of the Cash Management Account for the deposit of funds to be used to pay ground rents (the “Ground Rent Reserve Account”). Borrower shall deposit an amount equal to one-twelfth (1/12) of the annual rents due under each Ground Lease on each Scheduled Payment Date during the term of the Loan or such higher amount necessary in order to pay installments of rent due under each Ground Lease (the “Ground Rent Monthly Deposit”) (such payments with respect to each Ground Lease, less disbursements thereof pursuant hereto, are referred to as the “Ground Rent Reserve Funds”). Lender will apply the Ground Rent Reserve Funds to payments of ground rent required to be made by the Borrower under each Ground Lease as the same become due, or to reimburse the Borrower for such amounts upon presentation of evidence of payment and an officer’s certificate in form and substance satisfactory to Lender. In making any payment relating to the Ground Rent Reserve Funds, Lender may do so according to any bill, statement or estimate procured from the landlord under each Ground Lease, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any claim by such landlord. If at any time Lender determines that the portion of the Ground Rent Reserve Funds allocable to any Ground Lease is not or will not be sufficient to pay the ground rent pursuant to each Ground Lease next coming due, Lender shall notify the Borrower of such determination and the Borrower shall increase the amount of the Ground Rent Monthly Deposit by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the ground rent due under each Ground Lease. Notwithstanding the foregoing, so long as (A) no Event of Default has occurred and is continuing, (B) Borrower has delivered evidence to Lender, satisfactory to Lender in its reasonable discretion, that Borrower has paid all rents due under each Ground Lease at least thirty (30) days prior to delinquency, (c) a Cash Management Period is not continuing, and (d) Borrower delivers evidence to Lender that Borrower has paid all Taxes and Insurance Premiums prior to the date the same are delinquent, then Borrower shall not be required to make the Ground Rent Monthly Deposit pursuant to this Section 9.09.

Section 9.10 Letters of Credit

(a) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. During the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the prepayment premium set forth in Section 2.04(c) hereof.

(b) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Section 9.11 Reserve Funds Generally.

(a) (i) Except for the Replacement Reserve Account, the Ground Lease Reserve Account and the Leasing Reserve Account, no earnings or interest on the Reserve Accounts shall be payable to Borrower. Neither Lender nor any loan servicer that at any time holds or maintains such non-interest-bearing Reserve Accounts shall have any obligation to keep or maintain such Reserve Accounts or any funds deposited therein in interest-bearing accounts. If Lender or any such loan servicer elects in its sole and absolute discretion to keep or maintain any non-interest-bearing Reserve Account or any funds deposited therein in an interest-bearing account, the account shall be an Eligible Account and (A) such funds shall not be invested except in Permitted Investments, and (B) all interest earned or accrued thereon shall be for the account of and be retained by Lender or such loan servicer.

(ii) Funds deposited in the Replacement Reserve Account, the Ground Lease Reserve Account and the Leasing Reserve Account shall be held in an interest-bearing business savings account and interest shall be credited to Borrower. In no event shall Lender or any loan servicer that at any time holds or maintains the Replacement Reserve Account, the Ground Lease Reserve Account and/or the Leasing Reserve Account be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or the loan servicer, as applicable, in establishing similar accounts for loans of comparable type. All such interest shall be and become part of the Replacement Reserve Account, the Ground Lease Reserve Account and the Leasing Reserve Account, as applicable, and shall be disbursed in accordance with Section 9.05 above; provided, however, that Lender may, at its election, retain any such interest for its own account during the continuation of an Event of Default. Borrower agrees that it shall include all interest on the Replacement Reserve Funds, the Ground Rent Reserve Funds and the Leasing Reserve Funds as the income of Borrower (and, if Borrower is a partnership or other pass-through entity, the partners, members or beneficiaries of Borrower, as the case may be), and shall be the owner of the Replacement Reserve Funds, the Ground Lease Reserve Funds and the Leasing Reserve Funds for federal and applicable state and local tax purposes, except to the extent that Lender retains any interest for its own account during the occurrence and continuance of an Event of Default as provided herein.

(b) Borrower grants to Lender a first-priority perfected security interest in, and assigns and pledges to Lender, the Cash Management Account and any and all Reserve Funds now or hereafter deposited in the Cash Management Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Cash Management Account and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.11 are intended to give Lender or any subsequent holder of the Loan “control” of the Cash Management Account within the meaning of the UCC.

(c) The Cash Management Account and any and all Reserve Funds now or hereafter deposited in the Cash Management Account shall be subject to the exclusive dominion and control of Lender, which shall hold the Cash Management Account and any or all Reserve Funds now or hereafter deposited in the Cash Management Account subject to the terms and conditions of this Agreement. Borrower shall have no right of withdrawal from the Cash Management Account or any other right or power with respect to the Cash Management Account or any or all of the Reserve Funds now or hereafter deposited in the Cash Management Account, except as expressly provided in this Agreement.

(d) Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.

(e) As long as no Event of Default has occurred and is continuing, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.

(f) If any Event of Default occurs, Borrower shall immediately lose all of its rights to receive disbursements from the Cash Management Account until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on the Replacement Reserve Account, the Ground Lease Reserve Account and the Leasing Reserve Account during the continuation of an Event of Default. Upon the occurrence and during the continuance of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Cash Management Account. Without limitation of the foregoing, upon any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

(g) The Reserve Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Lender. Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer, as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Cash Management Account is solely for the protection of Lender. With respect to the Cash Management Account, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning the Cash Management Account in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.

(h) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Cash Management Account or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.11, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i) Borrower will maintain the security interest created by this Section 9.11 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Cash Management Account and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

(j) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender, in good faith, to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Accounts has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct.

(k) Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Reserve Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds, or for any diminution in value thereof, by reason of the act or omission of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct or intentional nonperformance by Lender of its obligations under this Agreement.

(l) With respect to any reserve funds that Borrower has deposited into sub accounts of the Cash Management Account pursuant to Section 9.02(b), Section 9.03(b) or

Section 9.09 hereof, Lender shall release all such reserve funds to Borrower within ten (10) days after expiration of the most recent Cash Management Period.

ARTICLE X - CASH MANAGEMENT

Section 10.01 Lockbox Account and Cash Management Account.

(a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, (i) pursuant to the Lockbox Agreement, a non-interest bearing Eligible Account into which Borrower shall, and shall cause Manager or Master Lessee, if any, to, deposit or cause to be deposited, all Rents and other revenue from the Property (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Lockbox Account”), and (ii) an interest bearing Eligible Account into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 10.02(b) hereof (such account, the sub-accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Cash Management Account”).

(b) The Lockbox Account and Cash Management Account shall each be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes (except to the extent Lender retains any interest earned on the Cash Management Account for its own account following the occurrence and during the continuation of an Event of Default). Sums on deposit in the Cash Management Account shall not be invested except in such Permitted Investments as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account, to be disbursed in accordance with this Article 10. Neither Lockbox Bank nor Lender shall have any liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement.

(c) The Lockbox Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager, Master Lessee nor any other party claiming on behalf of, or through, Borrower, Manager or Master Lessee, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(d) Borrower agrees to pay the customary fees and expenses of Lockbox Bank (incurred in connection with maintaining the Lockbox Account) and Lender (incurred in connection with maintaining the Cash Management Account) and any successors thereto in connection therewith, as separately agreed by them from time to time.

(e) Lender shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender and its directors, employees, officers and agents harmless from and against any loss, cost or damage

(including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such parties in connection with the Cash Management Account other than such as result from the gross negligence or willful misconduct of Lender or intentional nonperformance by Lender of its obligations under this Agreement.

Section 10.02 Deposits and Withdrawals.

(a) Borrower represents, warrants and covenants that:

(i) Concurrently with the execution of this Agreement, Borrower shall notify and advise each Tenant under each Lease (whether such Lease is presently effective or executed after the date hereof) if Borrower has not previously directed such Tenant, to send directly to the Lockbox all payments of Rents or any other item payable under such Leases pursuant to an instruction letter in the form of Exhibit C attached hereto (a “Tenant Direction Letter”). If Borrower fails to provide any such notice (and without prejudice to Lender’s rights with respect to such default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver a Tenant Direction Letter;

(ii) Borrower shall, and shall cause Manager and Master Lessee, if applicable, to, instruct all Persons that maintain open accounts with Borrower, Master Lessee or Manager with respect to the Property or with whom Borrower, Master Lessee or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Lockbox. Borrower, Master Lessee and Manager shall not direct any such Person to make payments due under such accounts in any other manner;

(iii) All Rents or other income from the Property shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower, Master Lessee or Manager, and (C) if received by Borrower, Master Lessee or Manager notwithstanding the delivery of a Tenant Direction Letter, be deposited in the Lockbox Account within one (1) Business Day of receipt;

(iv) Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, neither Borrower, Master Lessee nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever or direct or cause any Tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter; and

(v) So long as any portion of the Debt remains outstanding, neither Borrower, Master Lessee, Manager nor any other Person shall open or maintain any accounts other than the Lockbox Account into which revenues from the ownership and operation of the Property are deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.

(b) Borrower hereby irrevocably authorizes Lender to transfer, or cause to be transferred, and Lender shall transfer, on each Business Day by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Lender of immediately available funds, all collected and available balances in the Lockbox Account to the Cash Management Account to be held until disbursed by Lender pursuant to Section 10.2(c).

(c) On each Scheduled Payment Date (and if such day is not a Business Day, then the immediately preceding day which is a Business Day) Borrower hereby irrevocably authorizes Lender to withdraw or allocate to the sub-accounts of the Cash Management Account, as the case may be, amounts received in the Cash Management Account, in each case to the extent that sufficient funds remain:

(i) to pay the monthly deposits to the Tax and Insurance Reserve Account, if required pursuant to the provisions of Section 9.06, shall be allocated to the Tax and Insurance Reserve Account to be held and disbursed in accordance with Section 9.06;

(ii) to pay the Ground Rent Monthly Deposit, if required pursuant to the provisions of Section 9.09 hereof, shall be allocated to the Ground Rent Reserve Account to be held and disbursed in accordance with Section 9.09 hereof;

(iii) to pay the Monthly Payment Amount shall be withdrawn and paid to Lender;

(iv) to pay the Replacement Reserve Monthly Deposit, if required pursuant to the provisions of Section 9.02, shall be allocated to the Replacement Reserve Account to be held and disbursed in accordance with Section 9.05;

(v) to pay the Leasing Reserve Monthly Deposit and Termination Fee Deposits, if required pursuant to the provisions of Section 9.03, shall be allocated to the Leasing Reserve Account to be held and disbursed in accordance with Section 9.05;

(vi) to pay any interest accruing at the Default Rate, late payment charges, if any, and any other sums due and payable to Lender under any of the Loan Documents, shall be withdrawn and paid to Lender and applied against such items;

(vii) to pay Lockbox Bank for all costs and expenses incurred by Lockbox Bank in connection with the maintenance and administration of the Lockbox Account;

(viii) to pay Operating Expenses (to the extent actually incurred) for the following month incurred in accordance with the related Annual Budget shall be allocated to the Operating Expense Reserve Account to be held and disbursed in accordance with Section 9.08; and

(ix) to pay any Extraordinary Expenses for the following month which have been approved by Lender shall be allocated to the Extraordinary Expense Account to be held and disbursed in accordance with Section 9.08.

(d) So long as no Event of Default is continuing, the balance (if any) remaining on deposit in the Cash Management Account after the foregoing withdrawals and allocations, shall be deposited into the Borrower Account. Notwithstanding the foregoing or anything else in this Agreement to the contrary, for each fiscal quarter during the continuance of a Cash Management Period, after disbursements for items (i) through (ix) above, Lender shall retain in the Excess Cash Reserve Account an amount equal to the Percentage of Excess Cash Flow for the corresponding Ratio Range(s), each as set forth on Schedule V attached hereto for such fiscal quarter, to be held and applied in accordance with Section 9.07 hereof (it being understood that Lender shall continue to retain in the Excess Cash Reserve Account an amount equal to the Percentage of Excess Cash Flow applicable with respect to the Ratio Range then applicable as a result of the Cash Management Period and it being further understood that until such time as a Cash Management Period terminates the applicable Percentage of Excess Income shall continue to be trapped and held by the Lender). Upon the termination of a Cash Management Period, monies or the applicable portion thereof thereafter collected in the Excess Cash Reserve Account shall be disbursed to Borrower in accordance with Section 9.07 above.

(e) Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Lender or Lender’s servicer. If the amount on deposit in the Cash Management Account is insufficient to make all of the withdrawals and allocations described in Section 10.02(c)(i) through (v) above, Borrower shall deposit such deficiency into the Cash Management Account within five (5) Business Days (provided that such five (5) Business Day period shall not constitute a grace period for any default or Event of Default under this Agreement or any other Loan Document based on a failure to satisfy any monetary obligation provided in any Loan Document).

(f) If an Event of Default has occurred and is continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Lockbox Account and Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purposes set forth in Section 10.03(c). Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.

Section 10.03 Security Interest.

(a) To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first-priority perfected security interest in the Lockbox Account and Cash Management Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Lockbox Account and Cash Management Account are located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.03(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Lockbox Account and Cash Management Account against the claims and demands of all Persons whomsoever.

(b) Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Lockbox Account and Cash Management Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.

(c) Notwithstanding anything in this Article 10 to the contrary, during the continuation of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Lockbox Account and Cash Management Account. Without limitation of the foregoing, during the continuation of any Event of Default, Lender may use the Lockbox Account and Cash Management Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Lockbox Account and Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Lockbox Account or Cash Management Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

Section 10.04 Definitions. Notwithstanding anything to the contrary contained herein, For purposes of this Article 10 only, Business Day shall mean a day on which Lender and Lockbox Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender and at the office in the city where the Lockbox Account is maintained, with respect to Lockbox Bank (in both instances, excluding Saturdays and Sundays).

ARTICLE XI

EVENTS OF DEFAULT; REMEDIES

Section 11.01 Event Of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if any portion of the Debt not paid prior to the fifth (5th) day following the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, that there shall be no Event of Default under this Section 11.01(a) so long as there is sufficient money in the Cash Management Account for payment of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner;

(b) except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid when the same are delinquent and such delinquency results in any interest charges, late fees or charges, penalties, fines or Liens, subject, however, to the Borrower’s rights to contest the validity of the amounts of such Taxes or Other Charges in accordance with Section 5.04(b) hereof; provided, however, that there shall be no Event of Default under this Section 11.01(b) so long as there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;

(c) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender as provided in Section 8.01;

(d) if Borrower breaches any covenant with respect to itself or any SPE Component Entity (if any) contained in Article 6 (except Borrower shall have five (5) days after notice from Lender to cure a breach of a covenant contained in Article 6, but only to the extent such breach can be cured) or any covenant contained in Article 7 hereof;

(e) if any representation or warranty of, or with respect to, Borrower, any SPE Component Entity, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;

(f) if (i) Borrower, or any managing member or general partner of Borrower or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any managing member or general partner of Borrower or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, any managing member or general partner of Borrower or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of seventy-five (75) days; or (iii) there shall be commenced against Borrower, any managing member or general partner of Borrower or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within seventy-five (75) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member or general partner of Borrower or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property, whether it be superior or junior in lien to the Mortgage;

(h) if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days, unless the same are being contested in accordance with the provisions of the Loan Documents;

(i) if any federal tax lien is filed against Borrower, any member or general partner of Borrower or any SPE Component Entity (if any) or the Property and same is not discharged of record within sixty (60) days after same is filed;

(j) if a judgment is filed against the Borrower in excess of $100,000.00 which is not vacated or discharged within ninety (90) days, unless the same is being appealed and Borrower has posted a bond with Lender in the amount of 110% of such judgment;

(k) if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(1) if Borrower shall permit any event within its reasonable control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after written demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions reasonably necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA; or

(m) if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than ten (10) days after written notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days.

(n) if any of the assumptions contained in any opinion relating to issues of substantive consolidation delivered to the Lender in connection with the Loan, or in any other opinion relating to substantive consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect.

(o) A breach or default by Borrower under any condition or obligation contained in any Ground Lease that is not cured within any applicable cure period provided therein;

(p) The occurrence of any event or condition that gives the lessor under any Ground Lease, after the expiration of any applicable notice period, a right to terminate or cancel such Ground Lease; or

(q) Borrower’s failure to permit Lender and/or its representatives at all reasonable times upon reasonable prior written notice to make investigation or examination concerning Borrower’s performance and observance of the terms, covenants and conditions of any Ground Lease.

Section 11.02 Remedies.

(a) During the continuation of an Event of Default (other than an Event of Default described in Section 11.01(f) above) and during the continuance thereof Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and during the continuation of an Event of Default described in Section 11.01(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b) During the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE XII

ENVIRONMENTAL PROVISIONS

Section 12.01 Environmental Representations And Warranties.

Borrower represents and warrants, based upon an Environmental Report of the Property and information that Borrower actually knows that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate or incidental to the use or operation of the Property for the purposes set forth herein or (B) fully disclosed, pursuant to an Environmental Report, to and approved by Lender in writing; (b) except as described in the Environmental Report, there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or past, present or threatened Releases which would require remediation by a Governmental Authority in, on, under or from the Property; (c) there is no current threat of any Release of Hazardous Materials migrating to the Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property except as described in the Environmental Report; (e) Borrower does not know of, and has not received, any written notice or written communication from any Person relating to Hazardous Materials in, on, under or from the Property at levels violating or allegedly violating any Environmental Laws; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all material information relating to environmental conditions in, on, under or from the Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of the Property.

Section 12.02 Environmental Covenants.

Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of the Property and the Loan is outstanding: (a) Borrower shall use and operate the Property in material compliance with all Environmental Laws and permits issued pursuant thereto and shall use commercially reasonable efforts to cause other Persons using or operating the Property to comply in all material respects with all Environmental Laws or Permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from the Property in violation of Environmental Laws; (c) there shall be no Hazardous Materials in, on, or under the Property, except those that are both (i) in material compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate or incidental to the use or operation of the Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing, which approval will not be unreasonably withheld, conditioned or denied; (d) Borrower shall keep the Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.04 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in material compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property at concentrations exceeding those allowed by Environmental Laws; and (ii) comply with any Environmental Law; (h) Borrower shall not knowingly allow any tenant or other user of the Property to violate any Environmental Law; and (i) Borrower shall promptly notify Lender in writing after it has become aware of (A) any presence or Release of Hazardous Materials in, on, under, from or migrating towards the Property at concentrations exceeding those allowed by Environmental Laws that could reasonably be expected to materially or adversely affect the value or use of the Property; (B) any material non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien against the Property; (D) any required or proposed remediation of Hazardous Materials at the Property at concentrations exceeding those allowed by Environmental Laws; and (E) any written notice or communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials at, on or under the Property at concentrations exceeding those allowed by Environmental Laws. Any material failure of Borrower to perform its obligations pursuant to this Section 12.02 shall constitute bad faith waste with respect to the Property. Nothing herein shall prohibit Borrower from causing other responsible parties or its insurance carrier to pay for the cost associated with work required under this paragraph; provided, this sentence shall in no way limit Borrower’s liability or obligations contained herein.

Section 12.03 Lender’s Rights.

Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, (and subject to the rights of Tenants) to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion taking into account the perceived environmental condition) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing; provided that, absent an Event of Default, Lender may only require such audit or assessment if its reasonably believes the Property is not in material compliance with Environmental Laws. Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender at reasonable times, after reasonable notice and subject to the conditions of any Lease or Ground Lease; provided, if such person are conducting intrusive investigations, such person shall (a) possess reasonable levels and types of insurance generally possessed by similar person undertaking similar investigations in Texas, (b) conduct the work in a reasonable manner as so as to not unreasonably interfere with on-site operations, and (c) shall repair any damage to the Property caused by such investigations.

Section 12.04 Operations And Maintenance Programs.

If recommended by the Environmental Report or any other environmental assessment or audit of the Property in order to comply with Environmental Laws, Borrower shall establish and comply with an operations and maintenance program with respect to the Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on the Property. Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender regarding Borrower’s compliance with the operations and maintenance program for the Property in form and substance reasonably acceptable to Lender and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances or laws, (c) at Borrower’s sole expense, supplemental examination of the Property by consultants specified by Lender if Lender reasonably believes a change in circumstances so warrant, (d) access to the Property by Lender, its agents or servicer, to review and assess the Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 12.05 Environmental Definitions.

“Environmental Law” means any present and future applicable federal, state and local laws, statutes, ordinances, rules, regulations, standards and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or the Property and relate to Hazardous Materials or protection of the environment or human health as it relates to environmental protection.

“Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person. “Environmental Report” means the written reports resulting from the environmental site assessments of the Property delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local environmental authority; any substance that requires special handling under Environmental Laws; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Release” of any Hazardous Materials means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

Section 12.06 Indemnification.

(a) Borrower covenants and agrees at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any presence of any Hazardous Materials in, on, above, or under the Property in violation of Environmental Laws; (ii) any past, present or threatened Release of Hazardous Materials in, on, above, under or from the Property at concentrations exceeding those allowed by Environmental Laws; (iii) any activity by Borrower, any Person affiliated with Borrower, and any Tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Materials at any time located in, under, on or above the Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above the Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action necessary to cause the Property to comply with all Environmental Laws; (iv) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower, and any tenant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (v) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (vi) any acts of Borrower, any person or entity affiliated with Borrower, and any tenant or other user of the Property in (A) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (B) accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation; and (vii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement relating to environmental matters.

(b) Upon written request by any Indemnified Party, Borrower shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(c) Notwithstanding the foregoing, Borrower shall have no liability for any Losses imposed upon or incurred by or asserted against any Indemnified Parties and described in subsection (a) above to the extent that Borrower can conclusively prove both that such Losses were caused solely by actions, conditions or events that occurred after the date that Lender (or any purchaser at a foreclosure sale) actually acquired title to the Property and that such Losses were not caused by the direct or indirect actions of Borrower or any partner, member, principal, officer, director, trustee or manager of Borrower or any employee, agent, contractor or Affiliate of Borrower or were not otherwise attributable to the gross negligence of willful misconduct of any of the Indemnified Parties. The obligations and liabilities of Borrower under this Section 12.6 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

ARTICLE XIII

SECONDARY MARKET

Section 13.01 Transfer Of Loan.

Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

Section 13.02 Delegation Of Servicing.

At the option of Lender, upon prior written notice to Borrower, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

Section 13.03 Dissemination Of Information.

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, any SPE Component Entity (if any) and the Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.04 Cooperation.

At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, to:

(a) provide updated financial, budget and other information with respect to the Property, Borrower, Master Lessee, the Master Lease, if any, and Manager and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Property obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information acceptable to Lender and the Rating Agencies in connection therewith;

(b) make changes to the organizational documents of Borrower, any SPE Component Entity and their respective principals;

(c) at Borrower’s expense, cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, and a 10b-5 comfort letter, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

(d) permit site inspections, appraisals, market studies and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e) reaffirm, as of the date requested, the representations and warranties with respect to the Property, Borrower and the Loan Documents as are made in the Loan Documents, or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization;

(f) execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure and/or mezzanine financing structure; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate or the stated maturity, except in connection with a bifurcation of the Loan which may result in varying fixed interest rates and amortization schedules for each component thereof, but which shall have the same initial weighted average coupon of the original Note, or (ii) in the reasonable judgment of Borrower, modify or amend any other material economic term of the Loan or any Loan Documents, or (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents;

(g) deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower, not individually, but on behalf of the Borrower, certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h) have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors; and

(i) cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies.

All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with the requests and requirements made under this Section 13.04 shall be paid by Borrower. All reasonable third party costs and expenses incurred by Lender in connection with the requests and requirements made under this Section 13.04 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender.

In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each Rating Agency with respect to the rating on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all of the costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.

Section 13.05 Securitization Indemnification.

(a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information with respect to the Borrower, Manager, Master Lessee, the Master Lease, if any, and the Property necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower agrees to provide in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Manager, Master Lessee, their Affiliates, the Loan, the Loan Documents and the Property, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact relating to the Borrower, Manager, Master Lessee and/or the Property or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.05, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or arise out of or are based upon the omission or alleged omission to state therein a material fact relating to the Borrower, Manager, Master Lessee and/or the Property that is required to be stated in such sections (including any Investor or Rating Agency “term sheets”

or presentations relating to the Property and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and Property condition reports with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have to Lender pursuant to this Agreement and the other Loan Documents. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 13.05 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.05, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.05 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.05(c) or Section 13.05(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.05(c) or Section 13.05(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of Borrower and Lender under this Section 13.05 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

ARTICLE XIV

INDEMNIFICATIONS

Section 14.01 General Indemnification.

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the performance of the Required Work, Additional Required Repairs or Additional Replacements, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the sole and gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 14.02 Mortgage And Intangible Tax Indemnification.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

Section 14.03 ERISA Indemnification.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s reasonable discretion) that Lender may incur, directly or indirectly, as a result of a Default under Section 4.09 or Section 5.18 of this Agreement.

Section 14.04 Survival.

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

ARTICLE XV

EXCULPATION

Section 15.01 Exculpation.

(a) Except as otherwise provided in this Article 15, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any one or more of Borrower’s Related Parties, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding against Borrower to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.01 sue for, seek or demand any deficiency judgment against Borrower, or any member or partner of Borrower, in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgage or the other Loan Documents. The provisions of this Section 15.01 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgage; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Section 12.06, Section 13.05 and Article 14 of this Agreement), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Mortgage and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 15.01 to the contrary, Borrower, but not any one or more of the Borrower’s Related Parties shall be personally liable to Lender for Losses due to:

(i) fraud or intentional misrepresentation by Borrower or any Affiliate of Borrower in connection with the execution and the delivery of this Agreement, the Note, the Mortgage, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence and during the continuation of an Event of Default, other than Rents which are applied in accordance with the provisions of Section 10.02(c)(viii) and are applied to the Operating Expenses of the Property;

(iii) Borrower’s misapplication or misappropriation of tenant security deposits or Rents collected in advance, other than tenant security deposits or Rents which are applied in accordance with the provisions of Section 10.02(c)(viii) and are applied to the Operating Expenses of the Property;

(iv) the misapplication or the misappropriation of Insurance Proceeds or Awards, other than Insurance Proceeds or Awards which are applied in accordance with the provisions of Section 10.02(c)(viii) and are applied to the Operating Expenses of the Property;

(v) Borrower’s failure to pay Taxes, Other Charges prior to delinquency (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof), charges for labor or materials or other charges that can create liens on the Property beyond any applicable notice and cure periods specified herein;

(vi) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(vii) any act of actual waste or arson by Borrower, any principal, Affiliate, member or general partner thereof;

(viii) Borrower’s failure following the occurrence and during the continuation of an Event of Default to deliver to Lender upon demand (except as provided by law) all Rents and books and records relating to the Property; or

(ix) Borrower’s gross negligence or willful misconduct.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect with respect to Borrower, but not with respect o any one or more of the Borrower’s Related Parties, and the Debt shall become fully recourse to Borrower, but not to any one or more of the Borrower’s Related Parties, in the event (i) of a breach by Borrower or the SPE Component Entity of any of the covenants set forth in Article 6 (excluding the covenants set forth in Sections 6.01(a)(xv) and 6.01(a)(xviii)), except to the extent that such breach was inadvertent, immaterial and is promptly cured (if such breach can be cured), (ii) of a breach of any of the covenants set forth in Article 7 hereof, (iii) the Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding of Borrower, or (B) an involuntary bankruptcy or insolvency proceeding of Borrower in connection with which Borrower, the SPE Component Entity or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding which is not dismissed within ninety (90) days after the filing thereof, or (iv) Borrower interferes in any manner with Lender’s pursuit of any remedies during the continuance of an Event of Default, including, without limitation, Lender electing to foreclose on all or any part of the Mortgage,

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgage or the other Loan Documents.

(e) Notwithstanding any to the contrary contained herein it is understood and agreed that under no circumstances shall any party other than the Borrower have any liability, derivative or otherwise, to Bank of America or any of its successors or assigns, for Borrower’s obligations and liabilities under the Loan Documents. No obligation or liability of Borrower shall be personally binding upon, nor shall resort to the enforcement thereof to be had to, the property of any of the Borrower’s constituent partners, members or shareholders (at any level), or their respective partners, shareholders, directors, officers, members, employees or agents (all such parties being hereinafter collectively referred to as the “Borrower’s Related Parties”), regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE XVI

NOTICES

Section 16.01 Notices.

All notices, demands, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N. A. Capital Markets Servicing Group 900 West Trade Street, Suite 650 Mail Code: NC1-026-06-01 Charlotte, North Carolina 28255 Telephone No.: 866-531-0957 Facsimile No.: 704-317-4501

With a copy to:	Bank of America Legal Department
GCIB/CMBS NC1-007-20-01 214 North Tyron Street Charlotte, North Carolina 28255-0001 Attention: Paul Kurzeja, Esq. Facsimile No.: (704)387-0922

With a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: James P. Carroll, Esq. Facsimile No.: (704)348-5200

If to Borrower:	WTC-Trade Mart, L.P.
2100 Stemmons Freeway, 5th Floor Dallas, Texas 75207 Attention: Mitzi Tally Facsimile No.: (214)655-7628

With a copy to:	Crow Holdings
2100 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Gina Norris Facsimile No.: (214)661-8044

With a copy to:	Stephen C. Johnson PC
2100 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Stephen C. Johnson Facsimile No.: (214)661-8213

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE XVII

FURTHER ASSURANCES

Section 17.01 Replacement Documents.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Section 17.02 Recording Of Mortgage, Etc.

Borrower forthwith upon the execution and delivery of the Mortgage and thereafter, from time to time, will cause the Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.03 Further Acts, Etc.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.03.

Section 17.04 Changes In Tax, Debt, Credit And Documentary Stamp Laws.

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Mortgage or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.05 Expenses.

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the sole or gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party.

ARTICLE XVIII

WAIVERS

Section 18.01 Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.02 Modification, Waiver In Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or Lender therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.03 Delay Not A Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a Default for failure to effect prompt payment of any such other amount.

Section 18.04 Trial By Jury.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 18.05 Waiver Of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 18.06 Remedies Of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that to the extent not prohibited by applicable law, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.07 Waiver Of Marshalling Of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 18.08 Waiver Of Statute Of Limitations.

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.09 Waiver Of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

ARTICLE XIX

GOVERNING LAW

Section 19.01 Choice Of Law.

This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of Texas and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of Texas, provided however, (a) that with respect to the creation, perfection, priority and enforcement of any Lien created by the Loan Documents, and the determination of deficiency judgments, the laws of the state where the Property is located shall apply, and (b) with respect to the security interest in each of the Reserve Accounts and the Lockbox Account, the laws of the state where each such account is located shall apply.

Section 19.02 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.03 Preferences.

Except as otherwise specifically provided to the contrary herein, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE XX

MISCELLANEOUS

Section 20.01 Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender; provided, all such covenants, promises and agreements, shall be deemed made only as of the date hereof, unless Borrower executes a separate agreement updating such covenants, promises and agreements.

Section 20.02 Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.03 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.04 Cost Of Enforcement.

In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 20.05 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.06 Offsets, Counterclaims And Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.07 No Joint Venture Or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other

Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.08 Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Banc of America Securities LLC, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower and their respective Affiliates without the approval of Borrower or any such Persons; provided, however, the sponsorship of the Borrower shall not be disclosed by Lender though any media intended to reach the general public without Borrower’s consent. Borrower also agrees that Lender may share any information pertaining to the Loan, including, without limitation, the sponsorship of Borrower, with Bank of America Corporation, including its bank subsidiaries, Banc of America Securities LLC and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.09 Conflict; Construction Of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.10 Entire Agreement.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 20.11 Tax Disclosure.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

WTC-TRADE MART, L.P., a Delaware limited partnership

By:	WTC-Trade Mart GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Crow Family, Inc., a Texas corporation, its manager

		By:	/s/ Gina A. Norris
			Name:	Gina A. Norris
			Title:	Vice President

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

WTC-TRADE MART, L.P., a Delaware limited partnership

By:	WTC-Trade Mart GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Crow Family, Inc., a Texas corporation, its manager

By:

Name:

Title:

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Lisa K. McGee
	Name:	Lisa K. McGee
	Title:	Vice President

EXHIBIT C

Form of Tenant Direction Letter

[BORROWER LETTERHEAD]

                         , 20

[TENANTS UNDER LEASES]

Re:	Lease dated between ,

as Landlord, and                     , as Tenant,

concerning premises known as

Gentlemen:

This letter shall constitute notice to you that the undersigned has granted a security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of Bank of America, N.A., as lender (“Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following address:

____________________________________________

____________________________________________

____________________________________________

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.

Sincerely,

[BORROWER]

C-1

ACKNOWLEDGMENT AND AGREEMENT

The undersigned acknowledges notice of the security interest of Lender and hereby confirms that the undersigned has received no notice of any other pledge or assignment of the Rent and will honor the above instructions.

[Tenant]

By:
Name:
Its:

Dated as of:                          , 20

EXHIBIT E

Form of Master Lease Subordination Agreement

E-1

MASTER LEASE SUBORDINATION AGREEMENT AND

ASSIGNMENT OF LEASES AND RENTS

by and between

BANK OF AMERICA, N.A.,

(Lender)

and

[                                                             ]

(Master Lessee)

Dated: [            ], 2004

PROPERTY LOCATION:

Dallas, Texas

MASTER LEASE SUBORDINATION AGREEMENT

AND ASSIGNMENT OF LEASES AND RENTS

THIS MASTER LEASE SUBORDINATION AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS (this “Agreement”) is made as of [                    ], 2004, by and between BANK OF AMERICA, N.A., a national banking association (together with its successors and/or assigns, the “Lender”) and [                                                             ] (“Master Lessee”).

RECITALS

A. WHEREAS, Master Lessee is the tenant under that certain Lease (the “Master Lease”), entered into subsequent to the recording of the Security Instrument (hereinafter defined), with WTC-TRADE MART, LP, a Delaware limited partnership (the “Borrower”), of the leasehold premises described in the Master Lease (the “Property”), the legal description of the underlying land being more particularly described in Exhibit A attached hereto and the description of each ground lease creating such leasehold estate (individually and collectively, as the case may be, the “Ground Lease”) being more particularly described on Exhibit A-l attached hereto, whereby Master Lessee leases a portion of the Property from Borrower and subleases and/or enters into contracts for use or licenses to use specific portions of the leased portion from time to time;

B. WHEREAS, this Agreement is being entered into in connection with a certain loan (the “Loan”) which Lender is making to Borrower, pursuant to that certain Loan Agreement, dated as of [                    ], 2004, by and between Borrower and Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), which Loan is secured, in part, by that certain Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed by Borrower for the benefit of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Security Instrument”) and an Assignment of Leases and Rents executed by Borrower in favor of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Assignment”; the Security Instrument, the Assignment, the Loan Agreement and the other documents executed and delivered in connection with the Loan are hereinafter collectively referred to as the “Loan Documents”), each of even date herewith. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement;

C. WHEREAS, Master Lessee is an affiliate of Borrower and will derive a substantial economic benefit from the making of the Loan to Borrower; and

D. WHEREAS, pursuant to Section 5.23 of the Loan Agreement, a condition precedent to Lender’s agreement to make the Loan to Borrower and to permit Borrower to enter into the Master Lease with Master Lessee, Lender requires Master Lessee’s execution and delivery to Lender of this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which by the parties hereto is hereby acknowledged, and additionally for the purpose of additionally securing the Debt, Master Lessee hereby assigns, transfers, conveys and sets over unto the Lender, all right, title and interest of Master Lessee in and to all Leases and all Rents;

TO HAVE AND TO HOLD the same unto the Lender, and its successors and assigns forever, upon the terms and conditions and for the uses hereinafter set forth.

And Master Lessee hereby further agrees as follows:

1. Certain Representations, Warranties and Covenants. Master Lessee represents, warrants and covenants to the Lender that:

(a) The payment of the Rents to accrue under any Lease will not be waived, released, reduced, discounted or otherwise discharged or compromised by Master Lessee except as permitted in the Security Instrument or the Loan Agreement or as provided in such Lease. Master Lessee agrees that it will not assign any of the Rents except to a transferee or assignee of the Property permitted under the Loan Documents;

(b) Master Lessee has not performed, and will not perform, any acts, and has not executed, and will not execute, any instrument that would prevent Lender from exercising its rights under this Agreement; and

(c) Master Lessee hereby authorizes and directs any Tenant under any of the Leases and any successor to all or any part of the interests of any such Master Lessee to pay directly to the Lockbox Account, in accordance with the terms of the Loan Agreement, the Rents due and to become due under such Tenant’s Lease, and such authorization and direction shall be sufficient warrant to the Tenant to make future payments of Rents directly to the Lockbox Account in accordance with the terms of the Loan Agreement without the necessity for further consent by Master Lessee.

2. Assignment; Deferred Exercise of Rights.

(a) As part of the consideration for the Debt and Lender permitting Borrower to enter into the Master Lease, Master Lessee does hereby absolutely and unconditionally assign to Lender all right, title and interest of Master Lessee in and to all present and future Leases and Rents, and this Agreement constitutes a present and absolute assignment and is intended to be unconditional and not as an assignment for additional security only. It is further intended that it not be necessary for Lender to institute legal proceedings, absent any requirements of law or regulation to the contrary, to enforce the provisions hereof. Master Lessee hereby authorizes Lender or its agents to collect the Rents; provided, however, that except while an Event of Default exists, and subject at all times to the requirement that payments and deposits of Rent be made directly to the Lockbox Account, Master Lessee shall have a revocable license, but limited as provided in this Agreement and in any of the other Loan Documents, to otherwise deal with, and enjoy the rights of the lessor under, the Leases.

(b) Upon the occurrence and during the continuance of an Event of Default, and without the necessity of Lender entering upon and taking and maintaining full control of the Property in person, by agent or by court-appointed receiver, the license referred to in paragraph (a) above shall immediately be revoked and Lender shall have the right at its option, to exercise all rights and remedies contained in the Loan Documents, or otherwise available at law or in equity.

3. Rents Held in Trust by Master Lessee. Rents held or received by Master Lessee shall be held or received by Master Lessee as trustee for the benefit of Lender only in accordance with the terms of the Loan Documents and shall immediately be deposited directly to the Lockbox Account in accordance with the terms of the Loan Agreement.

4. Effect on Rights Under Other Documents. Nothing contained in this Agreement and no act done or omitted by Lender pursuant to the powers and rights granted it hereunder shall be deemed to be a waiver by Lender of its rights and remedies under any of the other Loan Documents, and this Agreement is made and accepted without prejudice to any of the rights and remedies possessed by Lender under the terms of the other Loan Documents. The rights of Lender under the other Loan Documents may be exercised by Lender either prior to, simultaneously with, or subsequent to any action taken by it hereunder. This Agreement is intended to be supplementary to and not in substitution for or in derogation of any assignment of rents or grant of a security interest contained in any of the other Loan Documents.

5. Lender’s Right to Terminate. Notwithstanding anything contained in the Lease to the contrary, Lender, or Borrower at Lender’s, shall have the right to terminate the Lease if at any time, (a) Master Lessee shall become insolvent or a debtor in a bankruptcy proceeding, (b) an Event of Default has occurred and is continuing, or (c) a default has occurred and is continuing under the Lease, by giving Master Lessee thirty (30) days’ prior written notice of such termination, in which event Master Lessee shall resign as manager of the Property effective upon the end of such thirty (30)-day period. Master Lessee agrees not to look to Lender for payment of any accrued but unpaid fees relating to the Property accruing from and after the effective date of such termination.

6. Event of Default. Upon or at any time after the occurrence and during the continuance of an Event of Default, or any of the items set forth in Section 5 hereof, then in addition to and without limiting any of the Lender’s rights and remedies hereunder and under the other Loan Documents and as otherwise available at law or in equity:

(a) Lender may, at its option, without waiving such Event of Default and without regard to the adequacy of the security for the Debt, either in person or by agent, without bringing any action or proceeding, or by a receiver appointed by a court, without taking possession of the Property in its own name, demand, sue for or otherwise collect and receive all Rents, including those past-due and unpaid, for application to the payment of the Debt in accordance with the terms of the Loan Documents, and Lender may enter into, and to the extent that Master Lessee would have the right to do so, cancel, enforce or modify any Lease. The exercise by Lender of the option granted it in this Section and the collection of the Rents and the application thereof as herein provided shall not be considered a waiver of any Event of Default.

(b) Master Lessee hereby acknowledges and agrees that payment of any item of Rent by a Person to Lender as hereinabove provided shall constitute payment in full of such item of Rent by such Person, as fully and with the same effect as if it had been paid to Master Lessee.

(c) Lender in respect of the Leases and Rents shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State in which such rights and remedies are asserted as described in Section 12(b) to the extent of such rights thereunder and additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted.

7. Application of Rents and Proceeds. After the occurrence and during the continuance of an Event of Default, Rents received or held by Master Lessee or Lender shall be applied in accordance with the terms of the Loan Documents.

8. Attorney-in-Fact. Master Lessee hereby appoints Lender the attorney-in-fact of Master Lessee to take any action and execute any instruments that Master Lessee is obligated, or has covenanted and agreed under the Loan Agreement or the other Loan Documents to take or execute, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing provisions of this Section 7, Master Lessee does hereby irrevocably appoint Lender as its attorney-in-fact with full power, in the name and stead of Master Lessee to demand, collect, receive and give complete acquittance for any and all of the Rents now due or that may hereafter become due, and at Lender’s discretion, to file any claim, to take any other action, to institute any proceeding or to make any settlement of any claim, either in its own name or in the name of Master Lessee or otherwise, which Lender may deem necessary or desirable in order to collect and enforce the payment of Rents.

9. Master Lessee’s Representations. Master Lessee hereby represents and warrants to Lender as of the date of execution of the Master Lease, and covenants with Lender, as follows:

(a) Master Lessee has delivered to Lender a true, correct and complete copy of the Master Lease (including all amendments thereto and modifications thereof);

(b) The Master Lease constitutes the legal, valid and binding obligation of Master Lessee and is enforceable against Master Lessee. No default exists, or with the passing of time or the giving of notice or both would exist, under the Master Lease;

(c) Master Lessee has not paid, and will not pay, rent more than one (1) month in advance, and the rents under the Master Lease have not been waived, released, or otherwise discharged or compromised;

(d) No work is required to be performed by Borrower and no contributions are required to be made by Borrower to Master Lessee pursuant to the Master Lease, and all conditions precedent to Master Lessee’s obligations under the Master Lease have been fully satisfied;

(e) The Lease contains no purchase options or rights of first refusal which are not fully subordinated to the Lien of the Security Instrument (and Master Lessee hereby agrees that any such options or rights are exercisable solely with the prior consent of Lender, in its sole discretion); (X) Master Lessee hereby agrees that, except in accordance with the terms of the Loan Documents and this Agreement, Master Lessee shall not enter into any leases, subleases, licenses, occupancy agreements or the like, or receive any Rents (as defined in the Security Instrument) while the Debt remains outstanding, (Y) the Master Lease does not provide any party with the right to obtain a lien or encumbrance upon the Property, and (Z) the Master Lease is subordinate in all respects to the terms and provisions of the Security Instrument and the Master Leases (not including the Master Lease);

(f) Master Lessee shall not terminate, amend, modify, renew or extend, or encumber or otherwise transfer any interest in, the Master Lease or enter into any other agreement relating to the subject matter thereof, or enter into any sublease with respect to all or part of the Property, except in accordance with the provisions of the Loan Agreement;

(g) Master Lessee shall strictly comply with the provisions of Article [    ] of the Master Lease; and

(h) Master Lessee hereby agrees that in no event shall the [Scheduled Monthly Payments] (as defined in the Master Lease) at any time be less than the [Net Operating Income for the Property less one and one half of one percent (1.5%) of the Net Operating Income for the Property].

10. Termination of Master Lease. Master Lessee and Lender agree that, if Lender exercises any of its rights under the Loan Documents such that it becomes the owner of the Property, including but not limited to an entry by Lender pursuant to the Security Instrument, a foreclosure of the Security Instrument or otherwise, or if the Debt is accelerated for any reason under the Loan, Lender may, in its sole and absolute discretion, terminate the Master Lease.

11. Attornment. Master Lessee agrees that should Lender elect to continue the Master Lease following an exercise of the power of sale or foreclosure of the Security Instrument by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to ownership of the Property, Master Lessee will attorn to and recognize Lender as its landlord under the-Master Lease for the remainder of the term of the Master Lease (including all extension periods which have been __ are hereafter exercised) upon the same terms and conditions as are set forth in the Master Lease, and Master Lessee hereby agrees to pay and perform all of the obligations of Master Lessee pursuant to the Master Lease.

12. Succession to the Interest of Borrower. Master Lessee agrees that, in the event Lender succeeds to the interest of Borrower under the Master Lease, Lender shall not be:

(a) liable in any way for any act, omission, neglect or default of any prior Borrower (including, without limitation, the then defaulting Borrower), or

(b) subject to any claim, defense, counterclaim or offsets which Master Lessee may have against any prior Borrower (including, without limitation, the then defaulting Borrower), or

(c) bound by any payment of rent or additional rent which Master Lessee might have paid for more than one month in advance of the due date under the Master Lease to any prior Borrower (including, without limitation, the then defaulting Borrower), or

(d) bound by any obligation to make any payment to Master Lessee which was required to be made prior to the time Lender succeeded to any prior Borrower’s interest, or

(e) accountable for any monies deposited with any prior Borrower (including security deposits), except to the extent such monies are actually received by Lender, or

(f) bound by any amendment or modification of the Master Lease made without the written consent of Lender.

Nothing contained herein shall prevent Lender from naming Master Lessee in any foreclosure or other action or proceeding initiated in order for Lender to avail itself of and complete any such foreclosure or other remedy.

13. Defaults Under Master Lease. Master Lessee hereby agrees to give to Lender copies of all notices of Borrower default(s) under the Master Lease in the same manner as, and whenever, Master Lessee shall give any such notice of default to Borrower and no such notice of default shall be deemed given to Borrower unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right but no obligation to remedy any Borrower default under the Master Lease, or to cause any default of Borrower under the Master Lease to be remedied, and for such purpose Master Lessee hereby grants Lender, in addition the period given to Borrower for remedying defaults, an additional thirty (30) days to remedy, or cause to be remedied, any such default. Master Lessee shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Borrower under the Master Lease with the same force and effect as though performed by Borrower. No Borrower default under the Master Lease shall exist or shall be deemed to exist (i) as long as Lender, in good faith, shall have commenced to cure such default within the above reference time period and shall be prosecuting the same to completion with reasonable diligence, subject to force majeure, or (ii) if possession of the Property is required in order to cure such default, or if such default is not susceptible of being cured by Lender, as long as Lender, in good faith, shall have notified Master Lessee that Lender intends to institute proceedings under the Loan Documents, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. In the event of the termination of the Master Lease by reason of any default thereunder by Borrower, upon Lender’s written request, given within thirty (30) days after any such termination, Master Lessee, within fifteen (15) days after receipt of such request, shall execute and deliver to Lender or its designee or nominee a new lease of the Property for the remainder of the term of the Master Lease upon all of the terms, covenants and conditions of the Master Lease. Neither Lender nor its designee or nominee shall become liable under the Master Lease unless and until Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee remains, the owner of the Property. In no event shall Lender have any personal liability as successor to Borrower and Master Lessee shall look only to the estate and property of Lender in the Property for the satisfaction of Master Lessee’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as Borrower under the Master Lease, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Master Lessee’s remedies under or with respect to the Master Lease. Lender shall have the right, without Master Lessee’s consent, to foreclose the Security Instrument or to accept a deed in lieu of foreclosure of the Security Instrument or to exercise any other remedies under the Loan Documents.

14. Prior Assignments. Master Lessee has no knowledge of any prior assignment or pledge of the rent accruing under the Master Lease by Borrower (other than in connection with the Loan). Master Lessee hereby acknowledges the making of the Assignment from Borrower to Lender in connection with the Loan. Master Lessee acknowledges that the interest of the Borrower under the Master Lease and the collateral assignment of leases from Master Lessee to Borrower set forth in Section [        ] of the Master Lease, are to be assigned to Lender solely as security for the purposes specified in the Assignment, and Lender shall have no duty, liability or obligation whatsoever under the Master Lease or under any Leases or any extension or renewal thereof, either by virtue of the Assignment or by any subsequent receipt or collection of Rents thereunder, unless Lender shall specifically undertake such liability in writing.

15. Authority. If Master Lessee is a corporation, each individual executing this Agreement on behalf of said corporation represents and warrants that she is duly authorized to execute and deliver this Agreement on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Agreement is binding upon said corporation in accordance with its terms. If Borrower is a partnership or limited liability company, each individual executing this Agreement on behalf of said partnership or limited liability company represents and warrants the s/he is duly authorized to execute and deliver this Agreement on behalf of said partnership or limited liability company in accordance with the partnership agreement for the partnership or operating agreement for the limited liability company.

16. Lockbox. Master Lessee acknowledges that the Loan Documents provide that all Rents shall be sent directly from tenants and subtenants to the Lockbox Account created and maintained in accordance with the provisions of the Loan Agreement. Master Lessee also acknowledges and agrees that, pursuant to the terms of the Security Instrument and the Assignment, Borrower has pledged all of its right, title and interest in and to any and all present and future security interests given by Master Lessee to Borrower. Master Lessee shall pay its Rents and shall cause Borrower to notify subtenants at the Property to pay their respective Rents directly into the Lockbox Account in accordance with the Loan Agreement. Master Lessee hereby acknowledges that it shall have no rights with respect to the Lockbox Account, any funds on deposit therein and any funds intended to be deposited therein.

17. Modification of Master Lease. Notwithstanding anything in the Master Lease to the contrary, Master Lessee agrees it shall not agree to any action by Borrower which would result in a reduction of the rent, additional rent, percentage rent or other rental due and payable under the any Lease (including, without limitation, the Master Lease) except as otherwise permitted in the Loan Agreement.

18. Cross Default. Any default under this Agreement shall be deemed to be a default under the Master Lease.

19. Single Purpose Entity, (a) Until the Debt has been paid in full, Master Lessee represents, warrants and covenants as follows:

(1) Master Lessee has not and will not:

(A) engage in any business or activity other than the ownership, development, operation, maintenance, improvement, renovation, exchange, disposition, leasing and management of its interest in the Master Lease, and such activities necessary, appropriate or incidental thereto;

(B) acquire or own any assets other than (i) the Master Lease, and (ii) such incidental Personal Property as may be necessary for the operation, maintenance, improvement, development, renovation, exchange, disposition, leasing and management of its interest in the Master Lease;

(C) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure other than an asset sale or transfer of ownership interests that is permitted pursuant to the Loan Documents;

(D) fail to observe all applicable organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents that would cause the Master Lessee’s organizational documents to be in conflict with the provisions of this Agreement or the other the Loan Documents;

(E) own any subsidiary, or own or acquire stock in, any Person, except as otherwise permitted hereunder;

(F) commingle its assets with the assets of any other Person;

(G) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (ii) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided however, the aggregate amount of the indebtedness described in (A) and (B) shall not exceed at any time [                    ]%) of the original principal amount of the Note;

(H) fail to maintain its records, books of account, bank accounts, financial statements and accounting records separate and apart from those of any other Person; except that Master Lessee’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of Affiliates, provided that such consolidated financial statements indicate the separateness of the Master Lessee from such Affiliates and that the Master Lessee’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person;

(I) enter into any contract or agreement with any member or any Affiliate, except upon a commercially reasonable basis and on terms similar to those of an arm’s-Iength transaction;

(J) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(K) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or have its credit available to satisfy the obligations of any other Person;

(L) make any loans or advances to any Person;

(M) fail to file its own tax returns or file a consolidated federal income tax return with any Person (unless allowed by applicable Legal Requirements);

(N) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(O) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(P) if it is a partnership or limited liability company, without the unanimous written consent of all of its members or partners, as applicable, and the written consent of 100% of the managers or directors, as applicable, of each SPE Component Entity (if any), including, without limitation, each Independent Director, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official, (iii) take any action that would cause such entity to become insolvent, or (iv) make an assignment for the benefit of creditors;

(Q) fail to allocate Master Lessee’s shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses or to use separate invoices and checks (to the extent the Master Lessee maintains a checking account);

(R) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds or assets as the same become due;

(S) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable, except for any obligations or responsibilities acquired or assumed by the Master Lessee which relate solely to the Master Lease;

(T) violate or cause to be violated the assumptions made with respect to Master Lessee and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(U) fail to maintain a sufficient number of employees in light of its contemplated business operations (it being understood that in light of Master Lessee’s contemplated business operations, Master Lessee may determine that no employees are required).

(b) If Master Lessee is a partnership, each general partner in the case of a general partnership, and each general partner in the case of a limited partnership, of Master Lessee shall be an SPE Component Entity. If Master Lessee is a multiple member limited liability company, Master Lessee shall at all-times have a member that is an SPE Component Entity or shall comply with the requirements of Section 12(c) of this Agreement. An “SPE Component Entity” is a corporation or a Delaware single member limited liability company (which complies with the requirements in Section 12(c) below) whose sole asset is its interest in Master Lessee and which complies with all requirements of this Agreement that expressly apply to an SPE Component Entity. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 12(a)(i)(C) - (F) and (H) - (U), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Master Lessee; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Master Lessee; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Master Lessee to comply with the provisions of this Section 12 and Section 13. Prior to the withdrawal or the disassociation of any SPE Component Entity from Master Lessee, Master Lessee shall immediately appoint a new general partner or managing member whose articles of incorporation or articles of organization, as applicable, are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Master Lessee is a single member Delaware limited liability company, so long as Master Lessee maintains such formation status, no SPE Component Entity shall be required.

(c) In the event Master Lessee (or any SPE Component Entity) is a single member limited liability company or is a multiple-member limited liability company that does not have as one of its members an SPE Component Entity, then Master Lessee (or such SPE Component Entity) shall have at least two Independent Directors and two Special Members and shall be a Delaware limited liability company, and the limited liability company agreement of Master Lessee (the “LLC Agreement”) shall provide that (i) upon the occurrence of a Member Cessation Event, the Special Members of Master Lessee (or such SPE Component Entity) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Master Lessee (or such SPE Component Entity), automatically be admitted to Master Lessee (or such SPE Component Entity) and shall continue Master Lessee (or such SPE Component Entity) without dissolution and (ii) Special Member may not resign from Master Lessee (or such SPE Component Entity) or transfer its rights as Special Member unless a successor Special Member has been admitted to Master Lessee (or such SPE Component Entity) as Special Member in accordance with requirements of Delaware law. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Master Lessee (or such SPE Component Entity) upon the admission to Master Lessee (or such SPE Component Entity) of a substitute Member, (ii) Special Member shall be a member of Master Lessee (or such SPE Component Entity) that has no interest in the profits, losses and capital of Master Lessee and has no right to receive any distributions of Master Lessee (or such SPE Component Entity) assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Master Lessee (or such SPE Component Entity) and shall not receive a limited liability company interest in Master Lessee (or such SPE Component Entity), (iv) Special Member, in its capacity as Special Member, may not bind Master Lessee (or such SPE Component Entity), (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Master Lessee (or such SPE Component Entity), including, without limitation, the merger, consolidation or conversion of Master Lessee (or such SPE Component Entity). In order to implement the admission to Master Lessee (or such SPE Component Entity) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Master Lessee (or such SPE Component Entity) as Special Member, Special Member shall not be a member of Master Lessee (or such SPE Component Entity), (vi) upon the occurrence of any event that causes the Member to cease to be a member of Master Lessee (or such SPE Component Entity), to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Master Lessee (or such SPE Component Entity), agree in writing (A) to continue Master Lessee (or such SPE Component Entity) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Master Lessee (or such SPE Component Entity), effective as of the occurrence of the event that terminated the continued membership of Member of Master Lessee (or such SPE Component Entity) in Master Lessee (or such SPE Component Entity), and (vii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Master Lessee (or such SPE Component Entity) and upon the occurrence of such an event, the business of Master Lessee (or such SPE Component Entity) shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Master Lessee (or such SPE Component Entity) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Master Lessee (or such SPE Component Entity).

20. Independent Director.

(a) The organizational documents of each SPE Component Entity (if any) shall provide that at all times there shall be, and Master Lessee shall cause there to be, at least two (2) duly appointed member of the board of directors or the board of managers, as applicable (each an “Independent Director”) of such SPE Component Entity who is an Independent Director. An Independent Director is a Person serving as a director of a corporation or manager of a limited liability company who is not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as a director of such entity, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Master Lessee, any SPE Component Entity required under this Agreement or any of their respective shareholders, partners, members, subsidiaries or affiliates; (ii) a customer or creditor of, or supplier to, Master Lessee or any of its respective shareholders, partners, members, subsidiaries or affiliates who derives any of its purchases or revenue from its activities with Master Lessee or any SPE Component Entity required under this Agreement or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer.

(b) The organizational documents of each SPE Component Entity (if any) shall provide that the board of directors or board of managers, as applicable, of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of directors or board of managers, as applicable, of such SPE Component Entity of Master Lessee unless at the time of such action there shall be at least one (1) member of the board of directors who is an Independent Director. An SPE Component Entity will not, without the unanimous written consent of its board of directors or board of managers, as applicable, including each Independent Director, on behalf of itself or Master Lessee, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors. A Master Lessee that is a single-member limited liability company or is a multiple-member limited liability company that does not have as one of its members an SPE Component Entity, shall have at least one Independent Director and shall not without the written consent of such Independent Director; (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.

21. Notices. Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via recognized commercial courier service providing for a receipt, addressed to Master Lessee or Lender, as the case may be at the following addresses:

If to Master Lessee:

[                                    ]

[                                    ]

[                                    ]

Attn: [                          ]

with a copy to:

Crow Holdings

2100 McKinney Avenue, Suite 700,

Dallas, Texas 75201

Attention: Asset Manager – IFDC

Facsimile No.: (214) 661-8044

with a copy to:

Stephen C. Johnson PC

2100 McKinney Avenue, Suite 700,

Dallas, Texas 75201

Attention: Stephen C. Johnson

Facsimile No.: (214) 661-8213

If to Lender:

Bank of America, N.A.

Capital Markets Servicing Group

900 West Trade Street, Suite 650

Mail Code: NC1-026-06-01

Charlotte, North Carolina 28255

Telephone No.: 866-531-0957

Facsimile No.: 704-317-4501

with a copy to:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street, Suite 2400

Charlotte, North Carolina 28202

Attention: James P. Carroll, Esq.

Telecopier: (704) 348-5200; and

and any successor servicer of Lender.

To Borrower:

WTC-Trade Mart, L.P.

2100 Stemmons Freeway, 5th Floor

Dallas, Texas 75207

Attention: Mitzi Tally

Facsimile No.: (214) 655-7628

with a copy to:

Crow Holdings

2100 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attention: Asset Manager

Facsimile No.: (214) 661-8044

with a copy to:

Stephen C. Johnson PC

2100 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attention: Stephen C. Johnson

Facsimile No.: (214) 661-8213

22. Defined Terms. The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, and the term “Master Lessee” as used herein includes any successor and permitted assign of the named Master Lessee herein.

23. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect.

24. Modification in Writing. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. The Lender, by the acceptance of this Agreement, agrees that when all of the Debt shall have been paid in full, this Agreement shall terminate, and Lender shall execute and deliver to Master Lessee, upon such termination such instruments of termination or reassignment and Uniform Commercial Code termination statements, all without recourse and without any representation or warranty whatsoever, as shall be reasonably requested by Master Lessee.

25. Governing Law. This Agreement shall be construed in accordance with the laws of the State where the Property is located.

26. Counterparts. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

27. Expenses. Master Lessee agrees to pay to Lender all out-of-pocket expenses (including reasonable, actual expenses for attorneys’ fees and costs of every kind) of, or incident to, the enforcement of any of the provisions of this Agreement or performance by Lender of any obligation of Master Lessee hereunder which Master Lessee has failed or refused to perform.

28. Further Assurances. Master Lessee agrees that, from time to time upon the written request of Lender, it will give, execute, deliver, file and/or record any financing statements, notice, instrument, document, agreement or other papers and do such other acts and things that may be necessary and desirable (in the reasonable judgment of Lender) to create, preserve, perfect or validate this Agreement, to enable Lender to exercise and enforce its rights hereunder with respect to this Agreement or to otherwise carry out the purposes and intent of this Agreement.

29. No Obligation by Lender. By virtue of this Agreement, Lender shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under any of the Leases. This Assignment shall not operate to constitute Lender as a lender in possession of the Property or to place responsibility for the control, care, management or repair of the Property upon Lender, nor shall it operate to make Lender responsible or liable for any waste committed on the Property by any Tenant or other party in possession or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control thereof.

30. Delay in Performance. No failure on the part of Lender or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Lender or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Subject to Article 15 of the Loan Agreement, the remedies herein are cumulative and are not exclusive of any remedies provided by law.

31. Conflict. In the event that any provision of this Agreement shall conflict with any provision of the Loan Agreement, the provision of the Loan Agreement shall control.

[NO FURTHER TEXT ON THIS PAGE].

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

LENDER: BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

TENANT:

[ ], a [ ]

By:
Name:
Title:

The undersigned Borrower hereby acknowledges and consents to the foregoing Agreement and confirms and agrees with the terms of the foregoing Agreement.

[ ], a [ ]

By:
Name:
Title:

[ADD ACKNOWLEDGEMENTS]